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EXHIBIT 99.2

                            SHARE PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 18, 2005

                                  BY AND AMONG

                                    SAFRAN SA
                               SAGEM COMMUNICATION

                                       AND

                       GRUPO GENERAL CABLE SISTEMAS, S.A.

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                                TABLE OF CONTENTS

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
ARTICLE I. DEFINITION OF THE ASSETS AND LIABILITIES TO BE CONTRIBUTED........................................     2
   1.1            Contributed Assets.........................................................................     2
   1.2            Contributed Contracts......................................................................     3
   1.3            Excluded Assets............................................................................     3
   1.4            Contributed Liabilities....................................................................     4
   1.5            Excluded Liabilities.......................................................................     4

ARTICLE II. CONTRIBUTION.....................................................................................     4

   2.1            Contribution...............................................................................     4
   2.2            Information and Consultation of the Purchaser..............................................     4

ARTICLE III. PURCHASE AND SALE OF THE SHARES.................................................................     4

ARTICLE IV. CONSIDERATION....................................................................................     5

   4.1            Final Consideration........................................................................     5
   4.2            Base Consideration and Payment at Closing..................................................     5
   4.3            Determination of Final Consideration.......................................................     5
   4.4            Adjustment.................................................................................     7
   4.5            Payments...................................................................................     7

ARTICLE V. CLOSING...........................................................................................     7

   5.1            Closing....................................................................................     8
   5.2            Closing Deliveries.........................................................................     8

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SAFRAN.........................................................     9

   6.1            Organization and Good Standing.............................................................     9
   6.2            Authorization - No Violations - Enforceability.............................................    10
   6.3            Organization; Qualification of the Subsidiary..............................................    10
   6.4            Capitalization of the Subsidiary...........................................................    11
   6.5            Equity Interests...........................................................................    11
   6.6            No Broker..................................................................................    11
   6.7            No Undisclosed Liabilities.................................................................    11
   6.8            Contributed Receivables and Contributed Inventory..........................................    11
   6.9            Absence of Certain Changes.................................................................    11
   6.10           Title to Assets; Encumbrances..............................................................    12
   6.11           Real Property..............................................................................    13
   6.12           Movable Property...........................................................................    14
   6.13           Intellectual Property......................................................................    15
   6.14           No Litigation..............................................................................    17
   6.15           Contracts..................................................................................    17
   6.16           Consents...................................................................................    19
   6.17           The Contribution...........................................................................    19
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
   6.18           Interests in Customers, Suppliers, Etc. ...................................................    19
   6.19           Loans to or from Directors, Officers and Employees.........................................    19
   6.20           Corporate Controls.........................................................................    19
   6.21           Product Liability..........................................................................    20
   6.22           Tax Matters................................................................................    20
   6.23           Insurance..................................................................................    21
   6.24           Employees..................................................................................    21
   6.25           Employee Benefit Plans.....................................................................    23
   6.26           Compliance with Law. Permits...............................................................    23
   6.27           Minute Books, etc. ........................................................................    23
   6.28           Assets and Rights Used in the Cables Business..............................................    23
   6.29           Consultation of Works Council..............................................................    23
   6.30           Inventory; Returns; Periodic Rebates.......................................................    23
   6.31           Subsidies..................................................................................    24
   6.32           No Other Representations...................................................................    24

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................................................    24

   7.1            Organization and Good Standing.............................................................    24
   7.2            Authorization - No Violations..............................................................    24
   7.3            Availability of Funds......................................................................    25
   7.4            No Claims or Litigation....................................................................    25
   7.5            No Other Representations...................................................................    25

ARTICLE VIII. COVENANTS......................................................................................    25

   8.1            Covenants of SAFRAN........................................................................    25
   8.2            Covenants of the Purchaser.................................................................    28
   8.3            Mutual Covenants...........................................................................    29

ARTICLE IX. CUT OFF PRINCIPLES AND OTHER COVENANTS...........................................................    31

   9.1            Tax Matters................................................................................    31
   9.2            Employees..................................................................................    33
   9.3            Bonds......................................................................................    33

ARTICLE X. CONDITIONS PRECEDENT..............................................................................    34

   10.1           Conditions to Closing for the Seller and the Purchaser.....................................    34
   10.2           Conditions to Obligations of the Purchaser.................................................    35
   10.3           Conditions to Obligations of the Seller....................................................    35

ARTICLE XI. INDEMNIFICATION..................................................................................    36

   11.1           General Indemnification Obligation of the Guarantor........................................    36
   11.2           Specific Indemnification Obligations of the Guarantor......................................    36
   11.3           Calculation of Purchaser Losses............................................................    38
   11.4           Limitation of the Guarantor's Indemnification Obligations..................................    38
   11.5           General Indemnification Obligation of the Purchaser........................................    39
   11.6           Method of asserting claims, etc. ..........................................................    40
   11.7           Payment....................................................................................    42
   11.8           General Exclusions and Limitations.........................................................    42
   11.9           Survival of Representations and Warranties.................................................    45
   11.10          Tax Effect of Indemnification Payments.....................................................    45
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
   11.11          Effect of Investigation....................................................................    45

ARTICLE XII. POST-CLOSING COVENANTS..........................................................................    45

   12.1           Non Solicitation of Employees..............................................................    45
   12.2           Maintenance of Books and Records...........................................................    45
   12.3           Payments Received..........................................................................    46
   12.4           Non-Competition / Non Solicitation of Clients..............................................    46
   12.5           Invalidity or Non-enforceability...........................................................    46
   12.6           SAFRAN Names and Trademarks................................................................    47
   12.7           Efforts to Mitigate Damages................................................................    47

ARTICLE XIII. TERMINATION....................................................................................    48

   13.1           Termination................................................................................    48
   13.2           Consequences...............................................................................    48

ARTICLE XIV. MISCELLANEOUS PROVISIONS........................................................................    48

   14.1           Amendment..................................................................................    48
   14.2           Waivers....................................................................................    48
   14.3           Appointment of the Seller's Agent - Notices................................................    49
   14.4           Assignment.................................................................................    50
   14.5           No Third Party Beneficiaries...............................................................    50
   14.6           No Set-off.................................................................................    50
   14.7           Expenses...................................................................................    50
   14.8           Counterparts...............................................................................    50
   14.9           Headings, etc. ............................................................................    50
   14.10          Entire Agreement; Severability.............................................................    51
   14.11          Governing Law..............................................................................    51
   14.12          Dispute Resolution.........................................................................    51
   14.13          Exhibits and Schedules.....................................................................    52
   14.14          Interpretation.............................................................................    52
   14.15          Conflict...................................................................................    53
   14.16          Sales, Transfer and Documentary Taxes......................................................    53
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                     LIST OF ANNEXES, EXHIBITS AND SCHEDULES

1     Annex A - List of the Products

2     Annex B - Labinal Term Sheet

3     Annex C - List of the Sites

4     Exhibit A(i) - Contribution Agreement

5     Exhibit B - Requete en designation des co-commissaires a la scission

6     Exhibit 4.3.2 - Executed Lettre de Mission of the Independent Accounting
      Firm

7     Schedule A - Definitions

8     Schedule 1.2 - Contributed contracts

9     Schedule 1.5 - Excluded Liabilities

10    Schedule 2.1 - Draft bylaws of the Subsidiary

11    Schedule 4.1.1 - Environmental and safety investment plan

12    Schedule 4.3.1 - Closing Balance Sheet Accounting Principles

13    Schedule 5.2.1(viii) - List of the Ancillary Documents

14 Schedule 5.2.1(xi) - List of the Material Contracts for which evidence of consent and authorization has to be provided at Closing

15 Schedule 6.5.2 - Equity or ownership or proprietary interest in any other person engaged in the Cables Business

16    Schedule 6.7 - List of undisclosed liabilities

17 Schedule 6.8.1 - Contributed receivables not incurred in the ordinary course of business and/or not free and clear of Encumbrances

18 Schedule 6.8.2 - Contributed Inventories not consisting of a quality and quantity usable and saleable and/or not free and clear of encumbrances

19 Schedule 6.9 - Actions not in the ordinary course of business taken since December 31, 2004

20    Schedule 6.9(g) - Material strike or other material labor dispute

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21    Schedule 6.9(i) - Business acquired or licensing agreement or joint venture entered into pertaining to the operation of the Cables Business

22    Schedule 6.11.1(a) - Owned Real Property (Montereau)

23    Schedule 6.11.1(b) - Issues on Owned Real Estate

24    Schedule 6.11.2 - Leased real property

25 Schedule 6.12.1 - List of all items of movable property the value of which exceeds (euro) 10,000

26 Schedule 6.13.1 - All Material Contributed Intellectual Property not fully owned by the Seller or the Subsidiary

27 Schedule 6.13.2 - All Material Licensed Intellectual Property on which the Seller or the Subsidiary does not have full right of usage

28 Schedule 6.13.3 - All Material items of Material Contributed Intellectual Property the registration, maintenance and renewal fees is not in full force

29 Schedule 6.13.4 - Royalties, honoraria to be paid by the Seller or, at Closing, by the Subsidiary, as regards Material Contributed Intellectual Property

30 Schedule 6.13.5 - Material infringements of the Material Contributed Intellectual Property and/or the Licensed Intellectual Property

31 Schedule 6.13.6 - Employees whose work contract does not include a waiver of all right on IP

32 Schedule 6.13.7 - License and any other agreement with respect to, any Material Contributed Intellectual Property or Material Licensed Intellectual Property which is not binding or valid

33 Schedule 6.13.8 - Notice of claims concerning Material Contributed Intellectual Property which could arise from the Transaction

34 Schedule 6.13.9 - Contributed Material Intellectual Property which is not free and clear of encumbrances

35    Schedule 6.13.10(ii) - List of Licensed Intellectual Property

36    Schedule 6.13.10(iii) - Licensed Intellectual Property

37    Schedule 6.13.10(iv) - List of the patents and trademarks and software

38    Schedule 6.13.10(v)- Material Contributed Intellectual Property

39    Schedule 6.14 - Pending or threatened litigation

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40    Schedule 6.15.1 - List of the Material Contracts

41    Schedule 6.15.1(ix) - List of other Material Contracts

42 Schedule 6.15.2 - List of the contracts threatened by a breach or a violation

42    bis Schedule 6.15.3 - List of the ongoing Contributed Contracts in
      Portugal

43 Schedule 6.16 - Material Contracts the transfer of which may require the Consent of any party

44 Schedule 6.18 - List of managers, officers, key employee holding interest in any other party or property implied in the Cables Business, or having any material cause of action against the Cables Business

45    Schedule 6.20.1 - Description of the internal control procedure

46    Schedule 6.21 - Product Liability

47    Schedule 6.23(i) - List of all insurance policies

48 Schedule 6.23(ii) - Notice of cancellation or non renewal of any insurance policy

49    Schedule 6.24.1(i) - Detailed list of Transferred Employees

50    Schedule 6.24.1(ii) - Breach of employment agreements or labor Law

51 Schedule 6.24.2(i) - Applicable collective bargaining agreements, unilateral commitments of Sagem communication represented trade-unions and of agreements entered into with employee representatives

52 Schedule 6.24.2(ii) - List of the Transferred Employees entitled to special benefits

53 Schedule 6.24.3 - Lists of the obligations of the Seller as regards obligations vis-a-vis employee representatives exceeding those provided for by law or collective bargaining agreements

54 Schedule 6.24.5 - Transferred Employees whose termination requires a specific payment not provided for by law or the collective bargaining agreement applicable to such employee

55 Schedule 6.24.6 - List of employees which are not exclusively dedicated to the Cables Business

56    Schedule 6.24.7 - List of Transferred Employees with a 217 days work year

57 Schedule 6.24.8 - Material Transferred Employees bound by a non-compete clause

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58    Schedule 6.24.9 - List of Transferred Employees with an open balance with the "Compte Epargne Temps" as of October 3, 2005

59 Schedule 6.24.11 - Transferred employees whose transfer requires the consent of the work inspector

60 Schedule 6.24.12 - Reports which identify material liabilities as regards worker safety or health

61    Schedule 6.26 (i) - Permits required and not obtained. Non compliance with
      Law

62 Schedules 6.26 (ii) - Permits required and not obtained. Non compliance with Environmental Law

63 Schedule 6.31 - List of the Subsidies granted to Seller in relation to the Cables Business

64    Schedule 7.3 - Letter addressed by Banco de Sabadell to the Purchaser

65 Schedule 8.1.11 - Key personnel to which access shall be granted in connection with any transition planning

66 Schedule 8.2.4 - List of documents and information with respect to Merger Control

67 Schedule 9.3 - List of Bonds in force which the seller undertakes to regularly update until Closing

68 Schedule 10.1.2 - Governmental Approval required for consummation of the contemplated transactions

69 Schedule 12.6 - List of new products manufactured through molds or tools on which the Purchaser shall be entitled to engrave the name "SAGEM"
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                            SHARE PURCHASE AGREEMENT

      This SHARE PURCHASE AGREEMENT, dated as of November 18, 2005 (the "Agreement"), is made and entered into by and among SAFRAN SA, a French corporation ("SAFRAN"), SAGEM Communication, a French corporation ("SAGEM Communication" or the "Seller"), acting jointly and severally, on one hand, and Grupo General Cable Sistemas S.A., a Spanish corporation (the "Purchaser"), on the other hand.

WITNESSETH:

      WHEREAS, on the date hereof, the Seller is engaged, inter alia, in the business of designing, manufacturing, marketing, distributing and selling low, medium, high and extra-high voltage energy cables and copper and fiber optic cables and products as listed in ANNEX A (the "Products") primarily from its manufacturing facility at Montereau and its administrative and service center at Malakoff, France (the "Cables Business");

      WHEREAS, the Purchaser is interested in acquiring the Cables Business, as by mean of such it will succeed to enlarge its clientele within the European market and other countries, reinforce its sales force and thus increase the sales of products manufactured by General Cable Sistemas, S.A., the result of which is to increase Spanish export sales;

      WHEREAS, on September 30, 2005, Labinal S.A., a subsidiary of SAFRAN, and the Purchaser have agreed to the terms set forth in ANNEX B;

      WHEREAS, subject to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, the Purchaser desires to purchase from the Seller the Cables Business;

      WHEREAS, the Cables Business is located in France and owned and operated as a division of SAGEM Communication on the sites listed in ANNEX C;

      WHEREAS, the Cables Business as currently conducted represents a complete and autonomous branch of activity of SAGEM Communication (the "Branch");

      WHEREAS, the Purchaser wishes to acquire the Branch incorporated in an immediately operational separate entity and desires to avoid the complex administrative and legal formalities associated with the transfer of the personnel and the numerous assets and contracts of the Branch;

      WHEREAS the Seller wishes to transfer the Branch and the assets and liabilities attached thereto to such operational separate entity;

      WHEREAS, on or prior to the Closing Date, SAGEM Communication shall have transferred, by means of contribution of assets (the "Contribution"), the Branch to a newly incorporated fully-owned subsidiary (the "Subsidiary"), in accordance with the form of the contribution agreement (the "Contribution Agreement") attached hereto in EXHIBIT A(i), in exchange for newly-issued shares of the Subsidiary, which shares, together with the shares of the Subsidiary existing immediately prior to such contribution of assets, shall comprise all the shares of the Subsidiary (the "Shares");

      WHEREAS the transfer of the Branch, as contemplated by Seller and Purchaser, may only take place further to the Contribution being submitted under French Law to the so-called

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"regime des scissions" which facilitates the transfer of the assets, contracts and liabilities of the Cable Business to the Subsidiary;

      WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meaning assigned to them in SCHEDULE A (terms defined herein in the singular having the same meaning when used in the plural and vice-versa);

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I. DEFINITION OF THE ASSETS AND LIABILITIES TO BE CONTRIBUTED

1.1 CONTRIBUTED ASSETS. Except as otherwise provided for herein, "Contributed Assets" shall mean all of the assets (and all right, title and interest therein) owned by the Seller or any of its Affiliates, wherever located, whether tangible or intangible, which are necessary for, used in and primarily dedicated to the conduct of the Cables Business on the Closing Date and which shall be contributed to the Subsidiary at the Closing pursuant to the Contribution Agreement. Contributed Assets shall include, without limitation:

      (a) the clientele of the Cables Business including, without limitation, the customer records, statistics and credit information relating specifically to such clientele ;

      (b) all real property where the Cables Business is operated including, in particular, the land and buildings located at Montereau, France, as described in in SCHEDULE 6.11.1(a);

      (c) all equipment, machinery, vehicles, furniture, furnishings, office supplies, computers identified in SCHEDULE 6.12.1, and all other tangible personal property;

      (d) all finished goods, spare parts, raw materials, components and work in progress of the Cables Business (the "Contributed Inventory") on the Closing Date;

      (e) all receivables (including inter-company trading receivables) of the Cables Business on the Closing Date (the "Contributed Receivables");

      (f)   all Intellectual Property of the Cables Business as defined in
            Section 6.13 ;

      (g) all information, sales aids, sales literatures, manuals, catalogs, files, books and records, and data;

      (h) all prepaid items, advance payments or deposits, including for unbilled costs and fees, such as customs bonds that relate exclusively to the Cables Business arising in the ordinary course; and

      (i)   "customer projects in progress".

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      in each case as necessary for, used in and primarily dedicated to the conduct of the Cables Business on the Closing Date.

1.2 CONTRIBUTED CONTRACTS. Except as otherwise provided for herein, and subject to Section 8.1.10, "Contributed Contracts" shall mean all rights and obligations under any contract, agreement, lease of personal property, purchase order, bid, quotation, proposal, registration, license, other Permit or approval of any nature, technical certifications, or other document, commitment, arrangement, undertaking, including, but not limited to, all rights under the contracts listed in SCHEDULE 1.2, and SCHEDULE
      6.11.2 hereto, and all rights and obligations under such agreements arising in the ordinary course of business after the date hereof, in each case as necessary for, used in and primarily dedicated to the conduct of the Cables Business on the Closing Date.

1.3 EXCLUDED ASSETS. Notwithstanding the foregoing, the Contributed Assets shall not include any of the following:

      (a) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records relating to the corporate organization, maintenance and existence of the Seller which the Seller must retain pursuant to applicable Laws;

      (b) cash on hand or in banks, cash equivalents and financial investments including without limitation cash, cash equivalents and financial investments used as collateral for liabilities relating to the Cables Business to the exclusion of cash for registered capital;

      (c) all rights and claims against third parties (including, without limitation, any rights under insurance contracts for claims caused by facts which have occurred prior to the Closing Date) pertaining to any Excluded Liability and all other rights related to Excluded Liabilities;

      (d) subject to Section 9.1.3, the rights to any claims of the Seller for any tax or social security refunds whatsoever;

      (e)   inter-company non trading receivables; and

      (f) any assets, properties or rights used and/or operated by the Seller not primarily dedicated to the Cables Business, or otherwise contemplated to be transferred to the Purchaser hereunder subject, however, to the rights granted to the Subsidiary under the Ancillary Agreements.

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1.4   CONTRIBUTED LIABILITIES. "Contributed Liabilities" shall mean the liabilities and obligations related to the Cables Business at the Closing of a type which are required to be reflected, and which are included in the Final Closing Balance Sheet and Closing Statement pursuant to the Closing Balance Sheet Accounting Principles (as defined herein), subject to the cut-off rules set forth in ARTICLE IX, all liabilities and obligations arising under the Contributed Contracts, and all liabilities and obligations arising in connection with the conduct of the Cables Business in the ordinary course, which together shall be contributed to the Subsidiary at the Closing pursuant to the Contribution Agreement ; for the avoidance of doubt, the Contributed Liabilities shall not include the Excluded Liabilities.

1.5 EXCLUDED LIABILITIES. "Excluded Liabilities" shall mean (i) any inter-company financial debt payable by the Subsidiary to SAFRAN or an Affiliate of the Seller as of the Closing Date, (ii) all liabilities for asbestos personal injury claims of any person based on alleged exposure at any time prior to Closing to asbestos containing materials from or in the Cables Business, (iii) all liabilities for claims relating to offsite lead contamination (including inter alia soil, water and underground contamination) from the Cables Business prior to the Closing Date and brought by any person or governmental body and (iv) all liabilities arising from, related to or attributable to the alleged practices of the Cables Business prior to the Closing Date which are object of the competition authorities investigation described in SCHEDULE 1.5 as well as all liabilities arising from, related to or attributable to practices, if any, similar to the one described in SCHEDULE 1.5 implemented prior to the Closing Date.

ARTICLE II. CONTRIBUTION

2.1 CONTRIBUTION. The Contributed Assets, the Contributed Contracts and the Contributed Liabilities of the Branch shall be contributed on the Closing Date by SAGEM Communication to the Subsidiary. SAGEM Communication shall create, prior to the Closing Date, the Subsidiary, the draft bylaws of which are attached in SCHEDULE 2.1 hereto. The Contributed Assets, the Contributed Contracts and the Contributed Liabilities shall be contributed to the Subsidiary on the Closing Date in accordance with the draft of the Contribution Agreement attached hereto in EXHIBIT A(i). The "requete en designation des co-commissaires a la scission" which was filed with the Commercial courts of Paris is attached hereto in EXHIBIT B.

2.2 INFORMATION AND CONSULTATION OF THE PURCHASER. The Seller shall keep the Purchaser fully informed and consult with the Purchaser prior to finalization of any legal step to be taken after the date hereof and necessary to complete the Contribution. The Purchaser shall have a reasonable opportunity to comment on any document prepared in connection with the Contribution in order to ensure that the Contribution is completed in compliance with the provisions of this Agreement. The Contribution balance sheet (bilan d'apport) (the "Contribution Balance Sheet") shall be agreed by the Purchaser.

ARTICLE III. PURCHASE AND SALE OF THE SHARES

      In consideration for the Purchaser's agreement to pay the consideration provided for hereunder, the Seller hereby agrees to sell, transfer and deliver to the Purchaser, and

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          the Purchaser hereby agrees to purchase, on the Closing Date, all of the Shares free and clear of all liens, charges, pledges or other security interests or encumbrances or other third party rights ("Encumbrances").

ARTICLE IV. CONSIDERATION

4.1      FINAL CONSIDERATION.

         4.1.1. Upon the terms and subject to the conditions hereof, the Purchaser shall pay an aggregate purchase price to the Seller for the Shares equal to the Closing Net Equity (as defined in Section 4.1.2 hereof) from which shall be deducted (i) the goodwill, if any, (ii) Euros 900,000 and (iii) Euros 3,543,000 in relation to the investment plan described in SCHEDULE 4.1.1 such amount being reduced by the amount expended by the Seller on or before the Closing Date in relation to the investment plan described in SCHEDULE 4.1.1 and to the extent such expenditures have not been capitalized in the Final Closing Balance Sheet (the "Final Consideration").

         4.1.2. "Net Equity" shall mean an amount equal to (i) the aggregate book value of the assets on a balance sheet, minus (ii) the aggregate book value of the liabilities on that same balance sheet, each determined as of the relevant date in accordance with the Closing Balance Sheet Accounting Principles and the terms and provisions of this Agreement. For the avoidance of doubt, no goodwill should be included. The Net Equity resulting from the Closing Balance Sheet is defined as the "Closing Net Equity".

4.2 BASE CONSIDERATION AND PAYMENT AT CLOSING. No later than twenty (20) calendar days prior to the Closing Date SAFRAN shall communicate to Purchaser the calculation, in accordance with the Closing Balance Sheet Accounting Principles, of the Net Equity as of the month end prior to the Closing (Base Net Equity Date) from which shall be deducted (i) Euros 900,000 and (ii) Euros 3,543,000 in relation to the investment plan described in SCHEDULE 4.1.1 such amount being reduced by the amount expended by the Seller on or before the Base Net Equity Date in relation to the investment plan described in SCHEDULE 4.1.1 and to the extent such expenditures have not been capitalized in the balance sheet of the Contributed Business as at the Base Net Equity Date (Base Net Equity). On the Closing Date, the Purchaser shall pay to Seller eighty five (85) percent of the Base Net Equity (the "Base Consideration"). The Base Consideration shall be limited to a maximum amount of Euros 72,000,000. ]

4.3 DETERMINATION OF FINAL CONSIDERATION. The Final Consideration shall be determined as follows:

         4.3.1. SAFRAN shall conduct a physical inventory of the Contributed Inventory and the Contributed Assets on the Closing Date (Purchaser and/or its representatives shall be entitled to observe the process); the rules governing the inventory process shall be reasonably agreed by the Parties prior to Closing. As soon as practicable and, in any event not later than forty five (45) Business Days after the Closing Date, SAFRAN shall prepare and deliver to the Purchaser a balance sheet of the Contributed Business at the Closing Date (the "Closing Balance Sheet") and a statement setting forth the

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                  Closing Net Equity resulting from the Closing Balance Sheet and the resulting Adjustment (as defined in Section 4.4.2) (the "Closing Statement"), that is definitively determined as provided in Section 4.3.2. The Closing Balance Sheet shall be prepared in accordance with the Closing Balance Sheet Accounting Principles as set forth in SCHEDULE 4.3.1 and by taking into account the provisions of ARTICLE I relating to the definition of the assets and liabilities to be contributed and the cut-off procedure provided for in ARTICLE IX hereunder. SAFRAN shall deliver to the Purchaser an attestation from Cabinet J.H. Legorju confirming that the Closing Balance Sheet has been prepared in accordance with the Closing Balance Sheet Accounting Principles and the cut-off procedures.

         4.3.2. The Purchaser shall have forty five (45) Business Days after the delivery of the Closing Balance Sheet and Closing Statement in which to review such documents (the "Review Period"). Unless the Purchaser notifies SAFRAN in writing during the Review Period of any objection to any of the Closing Balance Sheet and Closing Statement, specifying in reasonable detail the items and amounts subject to such objection (the "Disputed Items"), the Closing Balance Sheet and the Closing Statement (including the Adjustment, if any shown thereon) shall be conclusive and binding on SAFRAN and the Purchaser. If during the Review Period the Purchaser notifies SAFRAN in writing of any such objection, then the Purchaser and SAFRAN shall use reasonable efforts for ten (10) calendar days after such notice to resolve in good faith their differences and agree upon any adjustments to the disputed Closing Balance Sheet and Closing Statement. For the avoidance of doubt the Closing Balance Sheet shall take into account only the situation as of the Closing Date, including facts and circumstances known on the Closing Date, and shall not take into account events, circumstances and knowledge thereof arising after the Closing, including with respect to determining provisions and accruals. Any Disputed Items which are not resolved by the mutual agreement of the Purchaser and SAFRAN within such ten-day period shall be submitted for resolution to the Paris office of KPMG or any other reputable accounting firm mutually agreed by the Parties (the "Independent Accounting Firm"). The executed Lettre de Mission of the Independent Accounting Firm is set forth in SCHEDULE
                  4.3.2 hereto. The Purchaser and SAFRAN shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any such unresolved Disputed Items affecting the Closing Balance Sheet, and to use its best efforts to make its determination thereon within thirty (30) Business Days after its engagement hereunder. The resolution of any such previously unresolved Disputed Items by such Independent Accounting firm shall be made in a writing delivered to SAFRAN and the Purchaser (which writing shall set forth the amount of any Adjustment, as defined below, as finally determined) and shall, in the absence of manifest error, be final, conclusive and binding upon SAFRAN and the Seller and the Purchaser in accordance with Article 1592 of the French Civil Code. The fees and expenses charged by the Independent Accounting Firm with respect to Disputed Items shall be borne equally by SAFRAN and the Seller, on the one hand, and the Purchaser, on the other hand.

         4.3.3. As part of its obligations under this Section 4.3, the Purchaser will give full access to SAFRAN, and its representatives to all documents, materials and premises necessary to conduct the physical inventory of the Contributed Inventory and the Contributed Assets and prepare the Closing Balance Sheet and the Closing Statement. Similarly, the Seller will give full access to the Purchaser and its representatives to all documents, materials and premises necessary in connection with the physical inventory of the Contributed Inventory and the Contributed Assets in accordance with Section 4.3.1 hereof and the review of the Closing Balance Sheet. The Seller and the Purchaser shall give full access to the Independent Accounting Firm to all documents, materials and premises necessary to conduct its mission.

4.4      ADJUSTMENT.

         4.4.1. The Closing Balance Sheet and Closing Statement to which the Purchaser does not object or to which the Purchaser and SAFRAN and the Seller agree, or as otherwise conclusively determined pursuant to Section 4.3 hereof (such final form of the Closing Balance Sheet and Closing Statement being referred to herein as the "Final Closing Balance Sheet and Closing Statement") shall be used in determining the Adjustment.

         4.4.2. The Purchaser shall pay to the Seller an amount in Euros equal to the difference between (i) the Final Consideration and (ii) the Base Consideration, if such difference is positive; if such difference is negative, the Seller shall pay such negative difference to the Purchaser (the "Adjustment").

         4.4.3. The payment corresponding to the Adjustment shall be made within five (5) Business Days following the determination of the Final Closing Balance Sheet and Closing Statement.

4.5 PAYMENTS. Any payment to be made pursuant to this ARTICLE IV shall be made in Euros by wire transfer of immediately available funds to the account of Seller or the Purchaser, as the case may be, such account to be designated at least three (3) Business Days prior to the date on which such payment is scheduled to be made.

         Sums payable by either party to the other (if any) pursuant to this
         ARTICLE IV shall bear interest at the rate of EURIBOR (30 days) plus two (2)% per annum from, but excluding, the Closing Date to, and including, the date of payment.

ARTICLE V. CLOSING

5.1 CLOSING. The closing of the Transaction shall take place in Paris at the offices of Norton Rose, Washington Plaza, 42 rue Washington, 75008 Paris, at 2:00 PM, local time, on the last day of the month in which the conditions set forth in ARTICLE X are satisfied or waived (if applicable) (targeted to be November 30, 2005) (the "Closing"), provided that if such date is not a Business Day, the Closing shall take place on the next succeeding Business Day (the "Closing Date").

5.2 CLOSING DELIVERIES. At the Closing, all of the events listed below shall occur, each event being conditional upon the occurrence of all of the others:

         5.2.1. DELIVERIES BY THE SELLER. SAFRAN and the Seller shall deliver or make available to the Purchaser (or procure the delivery or the making available of, as the case may be) the following:

                  (i) duly executed and completed share transfer forms representing the Shares in favor of the Purchaser or its designee(s);

                  (ii) up-to-date share transfer registries and shareholders accounts of the Subsidiary;

                  (iii) certified copy of the by-laws, the minutes of shareholders' meetings evidencing duly completion of the Contribution to the Subsidiary and the related share capital issue in accordance with applicable Law;

                  (iv) unconditional resignation letters, effective on the Closing Date, from all the directors of the Subsidiary, with the exception of those persons the name of which shall be notified by the Purchaser to the Seller no later than fifteen (15) calendar days prior to the Closing Date;

                  (v) a certified copy of the minutes of the meeting of the shareholders of the Subsidiary appointing as directors and corporate officers, subject to the condition precedent of the completion of the sale of the Shares provided for herein, those persons the name of which shall be notified by the Purchaser to the Seller no later than fifteen (15) calendar days prior to the Closing Date;

                  (vi) certified copies of the minutes of the meetings of the supervisory board of SAFRAN and the board of directors of the Seller, approving the Transaction;

                  (vii)    executed counterparts of the Contribution Agreement;

                  (viii) executed counterparts of all Ancillary Agreements listed in SCHEDULE 5.2.1(viii) hereto;

                  (ix) evidence with regard to the Transaction that, in accordance with applicable labor laws, all required consultation procedures have been duly carried out and authorization of relevant transfers, as the case may be, has been obtained from the labor inspector for the Transferred Employees listed in SCHEDULE 6.24.11 who are also employee representatives of the Seller;

                  (x) a list of all bank accounts and names of all persons having signature authority over any such account and a list of the name of each Person holding a proxy, general or special power of attorney, or other similar instrument from the Subsidiary;

                  (xi) evidence that consents and authorizations required for the transfer of the Material Contracts listed in
                           SCHEDULE 5.2.1(xi) to the Subsidiary and the subsequent transfer of the Shares to the Purchaser have been obtained;

                  (xii) Statement from the Guarantor certifying that the representation and warranties stated in ARTICLE VI are true and correct at the Closing Date.

         5.2.2. DELIVERIES BY THE PURCHASER. The Purchaser shall deliver to the Seller at the Closing the following:

                  (i)      the Base Consideration provided for under Section
                           4.2;

                  (ii)     executed counterparts of the Ancillary Agreements;

                  (iii) a certified copy of the resolution of the meeting of the board of directors of the Purchaser approving the Transaction; and

                  (iv) evidence that the Purchaser has obtained all necessary clearances and/or consents from the competent merger control authorities in accordance with applicable national and/or European laws.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SAFRAN

         Except as set forth in the disclosure schedules of this ARTICLE VI, prepared, signed by the Seller, delivered to the Purchaser and attached herewith (the "Disclosure Schedules"), SAFRAN represents and warrants to the Purchaser that all of the statements contained in this ARTICLE VI are true and correct at the date hereof and the Closing Date unless the statement refers to a specific date in which case it is made solely with respect to such date. For purposes of the representations and warranties of SAFRAN contained herein, disclosure, in any section of the Disclosure Schedules, of any facts or circumstances shall be deemed to be adequate response and disclosure of such fact or circumstances with respect to all representations or warranties by SAFRAN calling for disclosure of such information with the exception of the information and documents disclosed in Schedule 6.26 (ii) which shall be deemed to be disclosed only with respect to the representation concerning compliance with Environmental Law made by SAFRAN in Section 6.26.

6.1 ORGANIZATION AND GOOD STANDING. Each of SAFRAN and the Seller is a corporation, duly organized, validly existing and in good standing under the laws of France, and the Seller has all requisite corporate power and authority to enable it to own and operate the properties and assets it now owns or operates and to carry on its business as presently conducted.

6.2      AUTHORIZATION - NO VIOLATIONS - ENFORCEABILITY.

         6.2.1. The execution and delivery of this Agreement, the Contribution Agreement, and the Ancillary Agreements, and the performance by SAFRAN and the Seller of the Transaction have been (or, in the case of the Contribution Agreement and the Ancillary Agreements, will have been at the Closing Date) duly authorized by all necessary corporate action. Assuming valid execution by the other parties thereto, this Agreement constitutes (and the Contribution Agreement and the Ancillary Agreements, will constitute on the Closing Date) a valid and binding agreement of each of SAFRAN and the Seller enforceable against each of SAFRAN and the Seller, individually, in accordance with the terms hereof and thereof.

         6.2.2. The execution, delivery and performance of this Agreement, the Contribution Agreement, the Ancillary Agreements and the consummation of the purchase and sale of the Shares and the Transaction will not:

                  (i) violate or conflict in any respect with any provision of the by-laws (or other governing documents) of the Seller or the Subsidiary;

                  (ii) subject to Section 6.17, breach, violate or constitute a default under or an event which would give rise to any right of termination, acceleration or cancellation, in accordance with the terms of any Material Contract, to which the Seller or the Subsidiary may be bound;

                  (iii) violate or conflict, in any material respects, with any Law applicable to the Cables Business, the Seller or the Subsidiary; or

                  (iv) violate or require any Permit under any Law applicable to the Seller, the Subsidiary or the Cables Business except for the authorizations required pursuant to articles 8.2.2 and 8.2.4.

6.3      ORGANIZATION; QUALIFICATION OF THE SUBSIDIARY.

         6.3.1. At the Closing Date, the Subsidiary will be a societe par actions simplifiee ("SAS") that is duly organized and validly existing under the laws of France with full corporate power and authority to carry on the Cables Business as it was being conducted by the Seller immediately prior to such date and to own and operate its properties and assets.

         6.3.2. Prior to the Contribution, the Subsidiary has not conducted any business and has no assets, except its statutory capital, or liabilities.

6.4 CAPITALIZATION OF THE SUBSIDIARY. At the Closing Date, all of the Shares will be validly issued, fully paid and owned by the Seller free and clear of any Encumbrances. The Shares will not be subject to any preemptive rights, subscriptions rights, options, conversion rights, warrants, rights of first refusal or buy out, promise to sell or other transfer restrictions. Other than this Agreement, neither the Seller nor the Subsidiary is a party to any other agreement with a third party, nor has made any commitment to any third party with respect to the Shares or any interest therein.

6.5      EQUITY INTERESTS.

         6.5.1. The Subsidiary has no subsidiaries and does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, or other person, and the Subsidiary is not member of, or participant in, any partnership, joint venture, Groupement d'Interet Economique or similar enterprise.

         6.5.2. Except as set forth in SCHEDULE 6.5, neither SAFRAN nor the Seller owns, directly or indirectly, any equity or ownership or proprietary interest in any other Person engaged in a business competing with the Cables Business.

6.6 NO BROKER. Except for Lazard Freres, there is no broker, finder or financial advisor, who is acting or has acted on behalf of SAFRAN and the Seller in connection with the transactions contemplated by this Agreement. Except for Lazard Freres, there is no person, firm or corporation entitled to receive any brokerage, commission or finder's or financial advisory fee from SAFRAN and the Seller in connection with the transactions contemplated by this Agreement.

6.7      NO UNDISCLOSED LIABILITIES.

         Except as otherwise set forth in SCHEDULES 6.7 and 9.3 as well as in the Final Closing Balance Sheet and Closing Statement, there is no liability (including off balance sheet liabilities) which is required to be reflected in the Final Closing Balance Sheet and Closing Statement (and its Annexe) according to the Closing Balance Sheet Accounting Principles and which is transferred to the Purchaser or the Subsidiary as a consequence of the Transaction.

6.8      CONTRIBUTED RECEIVABLES AND CONTRIBUTED INVENTORY.

         6.8.1. ACCOUNTS RECEIVABLE. Except as otherwise set forth in SCHEDULE 6.9.1, all Contributed Receivables were incurred in the ordinary course of business and are free and clear of all Encumbrances.

         6.8.2. INVENTORY. Except as otherwise set forth in SCHEDULE 6.9.1, the Contributed Inventory consists of a quality and quantity usable and saleable in the ordinary course of business and is free and clear of all Encumbrances.

6.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 6.9, subject to the actions to be carried out in accordance with the terms of the present Agreement in order to effect the carve out of the Cables Business, and during the period since December 31, 2004, the Cables Business has been conducted only in the ordinary course and the Seller and the Subsidiary have not:

         (a) caused the Cables Business to create, incur or assume any long-term debt; or create, incur, assume, maintain or permit to exist any short-term debt other than in the ordinary course of business;

         (b) caused the Cables Business to assume, guarantee, or otherwise become liable for the obligations of any other Person, other than in the ordinary course of business;

         (c) paid, loaned or advanced any amount (to the exclusion of the amounts paid in relation to their employment and/or in relation to professional expenses) to, or sold, or transferred any properties or assets relating to the Cables Business to any directors, officers or other Key Employees of the Seller;

         (d) caused the Cables Business to make or commit to make any capital expenditures in an amount greater than Euros 100,000 per item and Euros 500,000 in the aggregate;

         (e) received any written notice, nor have knowledge of any verbal notice, of termination of any Material Contract (as defined in Section 6.15);

         (f) made any general wage or salary increase to the Transferred Employees (except for the 2005 annual increases and annual bonuses; made any material increase in compensation, not consistent with past practice, payable or to become payable to any of the cadres of the Cables Business; made or suffered any termination of employment of any of the Key Employees, or received written notice of any intention by any of the Key Employees to terminate his or her employment;

         (g) except as set forth in SCHEDULE 6.9(g), become involved with (including having received any written notice) any material strike or other material labor dispute and the Key Employees have not received any verbal or written notice that the Transaction will result in a material strike;

         (h) suffered any material damage or destruction, whether or not covered by insurance;

         (i) except as set forth in SCHEDULE 6.9(i), acquired any other business or entered into any licensing arrangement or joint venture pertaining to the operation of the Cables Business;

         (j) entered into agreements or commitments, except agreements or commitments made in the ordinary and usual course of business, consistent with past practice, and in an amount not to exceed Euros 500,000 (VAT excluded) individually; or

         (k) agreed, whether in writing or otherwise, to take any action described in this Section.

6.10 TITLE TO ASSETS; ENCUMBRANCES. Except for assets sold since December 31, 2004 in the ordinary course of business, the Seller has, and the Subsidiary will have at Closing, good title to each of the assets reflected on the Final Closing Balance Sheet, free and clear of all Encumbrances (other than Permitted Liens) and in particular to the Contributed Assets and the Owned Real Property. The Seller has, and the Subsidiary at Closing will have, good title to assets purchased (and not resold) since December

         31, 2004, and such assets may be transferred without restriction.

6.11     REAL PROPERTY.

         6.11.1.  OWNED REAL PROPERTY.

                  (a) SCHEDULE 6.11.1(a) sets forth a description of the real property where the Cables Business is operated (including at Montereau, France) which are part of the Contributed Assets (the "Owned Real Property").

                  (b) Except as set forth in SCHEDULE 6.11.1(b) and for those matters identified in the environment and safety investment program described in SCHEDULE 4.1.1.

                  (i) Seller is, and at Closing the Subsidiary will be, the full and exclusive owner of the Owned Real Property which is duly identified at the appropriate land and mortgages register according to the laws and regulations in force;

                  (ii) The Owned Real Property is not subject to any encumbrance of any kind (meaning any pledge, mortgage, seizure, privilege, lien, usufruct, right of pre-emption, enjoyment or claim, easement, right of first refusal or any third party option right or any other encumbrance or security interest of any kind) (hereinafter referred to as "Real Property Encumbrance(s)") for the benefit of third parties, other than the Permitted Real Property Encumbrances.

                  (iii) The Seller has received no written notice from a Governmental Authority or local authority (including regional and municipal authorities) relating to a decision which may impair the full and exclusive ownership and the free enjoyment of the Owned Real Property and the Key Employees have no knowledge of projects or plans by such authorities which would give rise to such a decision.

                  (iv) All the commitments undertaken by the Seller and by the Seller's predecessors vis-a-vis the administrative authorities in relation to the Owned Real Property (including obligations of any nature, if any, arising from the town planning agreements, or from any other agreement entered into with administrative bodies and including, moreover, obligations of payment connected with the issue of any authorization or permit) have been fulfilled in all material respects;

                  (v) All the construction works which have been carried out in relation to the Owned Real Property have been carried out in compliance with the material rights of third parties and, in all material respects, with the applicable building and zoning laws and regulations (the "Building and Zoning Laws"), the relevant building licenses and with any other necessary administrative authorization;

                  (vi) All material construction permits, licenses and other authorizations relating to the Owned Real Property have been obtained in accordance with all applicable Building and Zoning Laws and consequently are valid and effective;

                  (vii) The Owned Real Property is in all material respects in compliance with town planning, health and safety, safety at place of work and fire prevention laws and regulations and Seller has no knowledge of any structural defect of the Owned Real Property likely to materially affect the operation of the Cables Business as currently conducted. The use classification of the Owned Real Property lawfully allows its use for the carrying out of the activities of the Cable Business.

                  (viii) The Owned Real Property is served by drainage, water, electricity and gas services all of which are connected to the mains and, to Seller's knowledge, said utilities are in good working condition, subject to normal wear and tear.

                  (ix) All easements necessary for the conduct of business on the Owned Real Property have been obtained by the Seller and shall not be terminated as a result of the transfer of the Owned Real Property to the Subsidiary.

                  (x) On the Closing Date, and subject to the representations or warranties with respect to the Owned Real Property given hereabove, the Owned Real Property will be transferred to the Subsidiary on an "as is" basis (en l'etat) ; therefore neither SAFRAN nor the Seller makes any representations or warranty related thereto other than those set forth in this
                           Section 6.11.1.

         6.11.2. LEASED REAL PROPERTY. SCHEDULE 6.11.2 sets forth a complete description of each Lease of the Cables Business. At the Closing, each Lease is valid, binding and enforceable in accordance with its terms. There is no default by the Seller, and at Closing by the Subsidiary, under any Lease that could lead to a valid termination of it. There are no material Encumbrances upon the Leases.

6.12     MOVABLE PROPERTY.

         6.12.1. SCHEDULE 6.12.1 contains a list which enumerates each item of movable property owned or leased by the Seller on the date hereof with a net book value exceeding Euros 10,000 on the date it was acquired or the date hereof and necessary for, used in and primarily dedicated to the conduct of the Cables Business on the date hereof ("Movable Property").

         6.12.2. Except for those matters identified in the environment and safety investment program described in Schedule 4.1.1, all of the Movable Property listed in SCHEDULE 6.12.1, excluding items sold or disposed of in the ordinary course of business prior to the Closing, together with other items of Movable Property acquired after the date hereof (and not disposed of) in the ordinary course of business prior to the Closing, exists and is part of the Contributed Assets and, to the Seller's knowledge, is, subject to normal wear and tear, routine maintenance and repairs, in good working condition to run the Cables Business as currently conducted and is in substance adequate for the uses to which it is being put.

         6.12.3. Subject only to the representations and warranties contained in this Section 6.12, the Movable Property will be transferred to the Subsidiary "as is" basis, and neither SAFRAN nor the Seller makes any representation or warranty related thereto except for those set forth in this Section 6.12.

6.13     INTELLECTUAL PROPERTY.

         6.13.1. Except as set forth in SCHEDULE 6.13.1, the Seller or the Subsidiary currently has, and the Subsidiary will have as at the Closing, the full ownership of and sole and exclusive right to use, sell, license, dispose of, or enforce its rights in and to the Material Contributed Intellectual Property as is necessary for, used in and primarily dedicated to the conduct of the Cables Business as currently conducted.

         6.13.2. Except as set forth in SCHEDULE 6.13.2, the Seller currently has, and the Subsidiary will have as at the Closing, the full right to use or enforce its rights in and to the Material Licensed Intellectual Property as is necessary for, used in and primarily dedicated to the conduct of the Cables Business as currently conducted.

         6.13.3. Except as set forth in SCHEDULE 6.13.3, all registration, maintenance and renewal fees in connection with the Material Contributed Intellectual Property are in full force and effect and have been paid by the Seller, and all documents and certificates in connection with such Material Contributed Intellectual Property have been filed with the relevant patent, copyright, trademark or other authority in France and other relevant international and foreign jurisdictions, as the case may be, where the Cables Business is operated for the purposes of maintaining such Material Contributed Intellectual Property registrations.

         6.13.4. Except as set forth in SCHEDULE 6.13.4, there are no royalties, honoraria, fees or other payments payable by the Seller or at Closing by the Subsidiary to any person by reason of ownership, use, license, sale or disposition of the Material Contributed Intellectual Property.

         6.13.5. Except as set forth in SCHEDULE 6.13.5, to SAFRAN and the Seller's knowledge, there are no infringements of the Material Contributed Intellectual Property and the Material Licensed Intellectual Property.

         6.13.6. Except as set forth in SCHEDULE 6.13.6, subject to the applicable Collective Bargaining Agreement and French Laws , employment agreements entered into between the Seller and the Subsidiary and the Transferred Employees who actively participate in research and development of new products include a provision pursuant to which such Transferred Employees' potential right, title or interest in or to the Material Contributed Intellectual Property is automatically transferred to the employer without additional compensation being owed to such Transferred Employee. To the Seller's knowledge, none of its former employees, Transferred Employees, officers or directors hold any registered right, title or interest, in or to the Material Contributed Intellectual Property, or have initiated, or notified in writing their intent to initiate, a procedure the purpose of which is to hold rights, titles or interests in or to the Material Contributed Intellectual Property.

         6.13.7. Except as set forth in SCHEDULE 6.13.7, each license of, and other agreement with respect to, any Material Contributed Intellectual Property or Material Licensed Intellectual Property is valid, legally binding upon the Seller or, at Closing upon the Subsidiary, and enforceable in accordance with its terms. To the Seller's knowledge, there exists no violation or breach of, or default by any party under any such agreement.

         6.13.8. Except as set forth in SCHEDULE 6.14.8, neither the Seller nor the Subsidiary received any written notice asserting that the contemplated Transaction, if and when consummated, would provide a valid basis for any claim or assertion challenging the validity, ownership or right to use, sell, license or dispose of any Material Contributed Intellectual Property.

         6.13.9. Except as set forth in SCHEDULE 6.13.9, the Material Contributed Intellectual Property is free and clear of any Encumbrance, fully transferable, alienable and licensable by, or between, the Seller, the Subsidiary and the Purchaser without material restriction and without payment of any kind being due to any third party.

         6.13.10. For purposes of this Agreement, the following capitalized terms shall have the meaning set forth below:

                  (i) "Intellectual Property" shall mean (i) all French, international and foreign patents and applications therefor and all reexaminations, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, trade secrets, proprietary information (including plans, specifications and drawings), and know how;
                           (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet; (v) all computer software, including, without limitation, all source code, object code, and firmware; and (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world.

                  (ii)     "Licensed Intellectual Property" means that
                           Intellectual

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

                           Property licensed to the Seller or, at Closing to the Subsidiary, or otherwise used in the Cables Business that is not included in the Contributed Intellectual Property but which is necessary for, currently used in and primarily dedicated to the Cables Business on the Closing Date; such Licensed Intellectual Property is more specifically listed in SCHEDULE 6.13.10(ii).

                  (iii) "Material Licensed Intellectual Property" means the Licensed Intellectual Property listed in SCHEDULE 6.13.10(iii).

                  (iv) "Contributed Intellectual Property" means that Intellectual Property owned by the Seller, or at Closing by the Subsidiary, necessary for, currently used in and primarily dedicated to the Cables Business on the Closing Date. A list of the trademarks, patents and software included in the Contributed Intellectual Property is set forth in
                           SCHEDULE 6.13.10 (iv).

                  (v) "Material Contributed Intellectual Property" means the Contributed Intellectual Property listed in
                           SCHEDULE 6.13.10(v).

6.14 NO LITIGATION. There is no civil, commercial, labor related, criminal or administrative action, demand, hearing, notice of violation or investigation or arbitration proceeding pending or, to the Seller's knowledge, threatened against SAFRAN, the Seller or the Subsidiary relating to the Cables Business, other than as set forth on SCHEDULE
         6.14. Neither SAFRAN, nor the Seller or the Subsidiary has received any written notice, that it is, or will become, subject to any judgment, order, decree or entered in any lawsuit or proceeding which is likely to affect the conduct of the Cables Business.

6.15     CONTRACTS.

         6.15.1. SCHEDULE 6.15.1 sets forth a list of the Contributed Contracts which meet any one of the following criteria (the "Material Contracts"):

                  (i) contracts (including, without limitation, dealer/distributor/installer/customers contracts, loan agreement, guarantee agreement, mortgage, security agreement and other document or written arrangement relating to the borrowing of money or for lines of credit, guarantee agreement in respect of a third party obligation, but not including contracts, agreements or arrangements with officers, Transferred Employees, agents, consultants, advisors, or sales representatives) for a total or annual amount in excess of Euros 100,000 or the equivalent thereof in any other currency;

                  (ii)     any agreement the remaining term of which exceeds one
                           (1) year or is unlimited in duration (except for labor agreements) requiring more than three (3) months notice of termination;

                  (iii) any written agreement entered into with federal, national or governmental authorities or agencies necessary for the conduct of the Cables Business;

                  (iv) any agreement for the purchase or sale of goods or materials representing two (2) % or more by value of the total annual sales of the Cables Business;

                  (v) contracts providing for the sharing of profits, the payment of commissions or bonuses, or the payment of any amounts based on profits or revenues but not including employment agreements;

                  (vi) contracts, agreements or arrangements with officers, Transferred Employees, agents, consultants, advisors, or sales representatives providing for annual payments in excess of Euros 75,000;

                  (vii) contracts (x) materially restricting or (y) prohibiting the Seller and the Subsidiary from carrying on the Cables Business in any jurisdictions;

                  (viii) contracts relating to the holding and/or transfer of securities or interest in any entity or to the control or management thereof; and

                  (ix)     the contracts listed in SCHEDULE 6.15.1 (ix)

         6.15.2. Except as set forth on SCHEDULE 6.15.2, (i) all Material Contracts are valid, binding, enforceable in accordance with their terms and in full force and effect, (ii) the Seller and the Subsidiary are not in default under or in violation of, nor has any event occurred that (whether with or without notice, lapse of time or the occurrence of any other event) would constitute a default under or a violation of, any Contributed Contract, to which they are a party or by which they are bound, (iii) there are no Contributed Contracts with respect to which the performance of the Transaction will constitute a default or an event of acceleration or renegotiation, subject to Sections 6.2.2(ii) and 6.17, (iv) the Seller and the Subsidiary have not received a written notice that they are in default under any Material Contract,
                  (v) within the past two years, the Seller has not paid any penalties in excess of 25,000 Euros for late performance of any of its obligations under any Contributed Contract in connection with the Cables Business, (vi) the Seller and the Subsidiary have not received a written notice of termination for any Material Contract (vii) to the Seller's knowledge, no other party to any Material Contract is in default thereunder, and (viii) upon Closing subject to Section 6.17 below, the Subsidiary will have, or will acquire from the Seller, all rights under the

                  Contributed Contracts and will be in a position to enforce the same in accordance with their terms.

         6.15.3. Except as set forth in SCHEDULE 6.15.3, there is no on-going Contributed Contracts in Portugal.

6.16 CONSENTS. Except as set forth in SCHEDULE 6.16 hereto, no Material Contracts, require the consent of any party to their assignment to the Subsidiary or to the subsequent transfer of the Shares to the Purchaser in connection with the Transaction (a "Consent").

6.17 THE CONTRIBUTION. On the Closing Date, Seller shall have transferred validly to the Subsidiary, by means of contribution of assets (apport partiel d'actifs), all the Contributed Assets and Contributed Liabilities pursuant to the Contribution Agreement.

6.18     INTERESTS IN CUSTOMERS, SUPPLIERS, ETC.

         To SAFRAN's and the Seller's knowledge and except as set forth in
         SCHEDULE 6.18, no officer, director or key employee of the Seller or any Seller's Affiliate or Transferred Employee:

                  (i) owns, directly or indirectly, any interest in or is an officer, director, employee or consultant of, any person which is a lessor, lessee, supplier, distributor, sales agent, customer or client of the Cables Business;

                  (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Cables Business uses; or

                  (iii) owes any amount to the Cables Business except for claims in the ordinary course of business (such as the amounts due in relation to their employment and/or in relation to professional expenses).

6.19     LOANS TO OR FROM DIRECTORS, OFFICERS AND EMPLOYEES.

         There are no outstanding loans or open account advances payable to the Seller or at Closing to the Subsidiary by any current or former officer, director, or employee of the Cables Business, and there are no guarantees, endorsements or other obligations of the Seller, or at Closing of the Subsidiary, with respect to any indebtedness, obligation or liability of any of the foregoing persons. Except as may arise in relation to their employment and/or professional expenses there are no outstanding loans or open account advances payable by either the Seller, or at Closing by the Subsidiary, to any current or former officer, director, or employee of the Cables Business.

6.20     CORPORATE CONTROLS.

         6.20.1. Set forth in SCHEDULE 6.20.1 is an accurate and complete description of the internal control procedures applied by Seller in relation to the Cable Business and, in particular, the financial reporting process and control environment relating thereto.

         6.20.2. To the Seller's knowledge, neither the Seller nor the Subsidiary, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Seller or the Subsidiary, has, directly or indirectly, on behalf of the Seller or the Subsidiary made or offered any bribe, kickback or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

6.21     PRODUCT LIABILITY. Except as set forth in SCHEDULE 6.21:

              (i) within the past two (2) years, with regard to the Products distributed or sold prior to the Closing Date relating to the Cables Business, there has not been any written claim or notice of investigation against the Seller or the Subsidiary or any of their agents (a) relating to any alleged hazard or alleged defect in design, production or implementation, or (b) pursuant to any warranty relating to said Products which in both cases could not be dealt with by the after-sales services of the Cables Business in the ordinary course of business ;

              (ii) within the past two (2) years, with regard to the Products distributed or sold prior to the Closing Date relating to the Cables Business to Seller's knowledge there has been no such defect; and

              (iii) within the past five (5) years, there have not been any general or partial product recalls, reworks or post-sale warnings relating to any product designed, produced, distributed or sold by the Cables Business and no such recalls, reworks or post-sale warnings are under consideration or investigation by the Cables Business.

6.22     TAX MATTERS.

         6.22.1. The Seller or the Subsidiary, as the case may be, have, in the operation of the Cables Business, complied in all material respects with all applicable Tax laws, rules and regulations, and in particular have (i) within the time and manner prescribed by law duly filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns required to be filed by them or with respect to the Cables Business, and such Tax Returns are complete and correct in all material respects, and (ii) paid in full or made adequate provision for all Taxes shown to be due on such Tax Returns.

         6.22.2. There are no liens for Taxes upon any assets of the Cables Business.

         6.22.3. No audits, examinations, investigations, or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Cables Business by the Seller or the Subsidiary. Neither the Seller, with respect to the Cables Business, nor the

                  Subsidiary have received any written notice of deficiency or assessment from any Governmental Entity with respect to any liability for Taxes of the Cables Business. The statute of limitations has not been extended for any tax period applicable to the Cables Business.

         6.22.4. There is no Tax benefits (including in particular Tax holidays, Tax credits, Tax abatement, Tax exonerations) granted to Seller in relation to the Cables Business.

6.23 INSURANCE. Set forth in SCHEDULE 6.23(i) is a complete list and summary description of all insurance policies currently maintained by the Cables Business, with respect to the Cables Business, together with, in respect of each such policy, the name of the insurer and the risk insured against, which cover properties, assets, businesses and operations of the Cables Business. All such policies are valid and in full force and effect. All premiums due on them have been paid. The Seller or the Subsidiary are not in breach of the terms of any such policies which could cause their automatic termination or an increase of the policy premium and has timely served proper and accurate notice of all events or information required in connection with such policies in a timely manner other than with respect to events or information which would not enable the insurance company to either terminate the relevant policy or deny total or partial coverage under such policy. Furthermore, except as set forth in SCHEDULE 6.23(ii) (a) the Seller or the Subsidiary have not received any written notice of cancellation or non-renewal of any such policies nor to the Seller's knowledge is the termination of any such policies threatened, (b) there is no claim notified in writing to the Cables Business under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) the Seller or the Subsidiary have not received any written notice from any of its insurance carriers that any insurance premium will be increased in 2006, or that any insurance coverage presently provided for will not be available to the Cables Business in 2006 on substantially the same terms as now in effect, as a result of claims made prior to the date hereof and the Closing Date and
         (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Cables Business. All Seller's group insurance policies relating to the Cables Business and any assets used in the Cables Business will terminate upon Closing.

6.24     EMPLOYEES.

         6.24.1. SCHEDULE 6.24.1(i) contains (i) a list of all the employees (including employees with fixed term contract) who work exclusively for the Cables Business and who will be transferred, pursuant to article L.122-12 of the French Labor Code, to the Subsidiary, subject to the provision of Section 9.2, identified by age, seniority and classification as of the date hereof (the "Transferred Employees"), (ii) a schedule of remuneration of such Transferred Employees as of the last day of the month preceding the date hereof listing all remuneration, bonuses, consideration, compensation, commissions, award, loans and any other cash or non-cash benefit received by each Transferred Employee for 2004 and for the period between 1 January 2005 and the last day of the month preceding the date hereof and (iii) a description of employment practices and policies relating to compensation and days-off beyond mandatory statutory or regulatory obligations. Except as disclosed on SCHEDULE 6.24.1(ii), the Cables Business has complied, in all material respects, at all times with employment agreements and all labor Laws (including collective bargaining and company agreement, practices and unilateral commitments of the employer), applicable in each of the jurisdictions in which it operates.

         6.24.2.  SCHEDULE 6.24.2(i) lists, with regard to the Cables Business
                  (i) all applicable collective bargaining and company agreements, custom practices and unilateral commitments of the Seller, (ii) all trade-unions represented, and (iii) any agreements entered into with employee representatives. Except as set forth in SCHEDULE 6.24.2(ii), none of the Transferred Employees is entitled to benefits or advantages, such as pension or retirements benefits, bonus (including "13th month" payment), profit sharing, stock purchase or stock option plans, which exceed those provided for by Law or by the agreements referred to above.

         6.24.3. SCHEDULE 6.24.3 lists the material obligations of the Seller and the Subsidiary vis-a-vis bodies representing the employees, insofar as such obligations exceed those provided for by law or the collective status referred to above.

         6.24.4. To the Seller's knowledge, no Key Employee has declared in writing his or her intention to resign within the three month period preceding the date hereof or in connection with the Transaction.

         6.24.5. Except as set forth in SCHEDULE 6.24.5, pursuant to the terms of existing contracts as of the date hereof, there is no Transferred Employee whose termination would require payment by the Cables Business of an amount exceeding that provided by Law or by the applicable collective bargaining agreement or who is or may be entitled to any compensation as a result of the consummation of the Transaction.

         6.24.6. Except as set forth in SCHEDULE 6.24.6, in connection with the Transaction, no employees of the Seller (including former employees) other than the Transferred Employees falls within the scope of article L.122-12 of the French Labor Code.

         6.24.7. SCHEDULE 6.24.7 sets forth the list of Transferred Employees who have signed an amendment to their employment contract providing for a 217 days work year.

         6.24.8. Except as set forth in SCHEDULE 6.24.8, no Key Employee is bound by a non-compete clause.

         6.24.9. SCHEDULE 6.24.9 contains a list of each of the Transferred Employees having an open balance with the "Compte Epargne Temps" system including the number of days and the valuation of those days as of 3 October 2005.

         6.24.10. No Transferred Employee has the status of a VRP under the Law.

         6.24.11. Except as set forth in SCHEDULE 6.24.11, no labor inspector authorization is required for the transfer to the Subsidiary of any Transferred Employee.

         6.24.12. Except as set forth in SCHEDULE 6.24.12, there are no worker safety or health reports, studies, investigations or audits by third parties, which have been provided to SAFRAN or the Seller and which identify material liabilities with respect to the Cables Business.

6.25     EMPLOYEE BENEFIT PLANS.

         The Seller and the Subsidiary sponsor and/or maintain as to the Transferred Employees all employee benefit plans required to be sponsored and/or maintained pursuant to the Laws of the jurisdictions where the Transferred Employees are located.

6.26     COMPLIANCE WITH LAW. PERMITS.

         Except as set forth on SCHEDULES 6.26 (i) AND 6.26 (ii), and for those matters identified in the environment and safety investment program described in SCHEDULE 4.1.1, (i) all Permits required for the proper operation of the Cables Business have been obtained by the Seller or the Subsidiary and are in full force and effect, (ii) the activities of the Cables Business are carried out in accordance with such Permits and in compliance with all applicable Laws (including Environmental Law) in all material respects, (iii) no claims have been filed against the Cables Business and the Seller has not received any written notice alleging any violation of applicable Laws, nor does the Seller have any knowledge of any inquiry, investigation or proceedings relating to alleged violations of applicable Laws and (iv) no written notices have been received by the Seller relating to termination or cancellation of any such Permits.

6.27     MINUTE BOOKS, ETC.

         All accounts, books, ledgers and other material records of the Seller with respect to the Cables Business, and the Subsidiary, required by Law have been kept and completed in all material respects in compliance with applicable Laws. The minute books, share transfer registry and shareholders account of the Subsidiary are complete and true in all material respects.

6.28     ASSETS AND RIGHTS USED IN THE CABLES BUSINESS.

         Notwithstanding anything provided to the contrary in this Agreement, the Contributed Assets and Contributed Contracts, together with the rights and assets made available pursuant to the Ancillary Agreements, include all the rights and assets necessary for, used in and primarily dedicated to the conduct of the Cables Business in the same manner as it was conducted prior to the date hereof.

6.29     CONSULTATION OF WORKS COUNCIL.

         At Closing, all required consultation procedures of the Seller's works council and all required authorizations of the labor inspector (or similar person or body) in connection with the Transaction shall have been carried out.

6.30     INVENTORY; RETURNS; PERIODIC REBATES.

         In the conduct of the Cables Business, the Seller has not and does not, with respect to Products, (i) provide credit notes to, or receive invoices from, clients with respect to unsold inventory held by clients, or (ii) accept the return of unsold inventory from clients, or (ii) pay periodic rebates to clients.

6.31     SUBSIDIES.

         Set forth in SCHEDULES 6.31 is a complete list of the Subsidies granted to Seller in relation to the Cables Business in the last five (5) years along with a description of the consequences of the Transaction on such Subsidies. SCHEDULE 6.31 also includes a description of the conditions for the grant of the said Subsidies and of Seller's compliance with such conditions.

6.32 NO OTHER REPRESENTATIONS. Neither SAFRAN, the Seller nor any other person or entity acting on any of their behalf, makes any representation or warranty, express or implied, other than those contained in this ARTICLE VI.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to SAFRAN and the Seller as follows:

7.1      ORGANIZATION AND GOOD STANDING.

         The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Spain, and has all requisite corporate power and authority to conduct its business as now being conducted.

7.2      AUTHORIZATION - NO VIOLATIONS.

         7.2.1. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements and the performance by it of the Transaction have been (or, in the case of the Ancillary Agreements, will have been at the Closing Date) duly authorized by all necessary corporate action. Assuming valid execution by the other parties thereto, this Agreement and each of the Ancillary Agreements to which the Purchaser is a party hereunder, constitutes (or will constitute when signed) a valid and binding agreement of the Purchaser, enforceable against it in accordance with the terms hereof or thereof, subject to the Enforceability Exception.

         7.2.2. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transaction will not: (i) violate or conflict with any provision of the certificate of incorporation (or other constitutive documents) or by-laws (or other governing documents) of the Purchaser; (ii) materially breach, violate or constitute a default under or an event which would give rise to any right of termination or cancellation, in accordance with the express terms of any agreement, to which the Purchaser is a party, or by which the Purchaser or any of its properties or assets may be bound;
                  (iii) violate or conflict with any Law applicable to the Purchaser or by which any of its properties or assets may be bound; or (iv) except as expressly envisaged in this Agreement, require any registration or filing by the Purchaser with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Purchaser to, any Governmental Entity.

7.3      AVAILABILITY OF FUNDS

         The Purchaser has, as of 30 September 2005, available cash in the amount of Euros 73,200,000 which together with the bank loan to be granted to the Purchaser at Closing will constitute sufficient immediately available funds, in cash, to pay the Base Consideration at the Closing Date, the Adjustment, as the case may be, pursuant to
         Section 4.4 hereto and to pay any other amounts payable pursuant to this Agreement and to effect the Transaction. Is attached hereto as
         SCHEDULE 7.3 the letter addressed by Banco de Sabadell to the Purchaser relating to the granting of the above mentioned bank loan.

7.4 NO CLAIMS OR LITIGATION. There are no suits, actions, claims, proceedings or investigations pending or, to the Purchaser's knowledge, threatened challenging the validity of this Agreement, any of the Ancillary Agreements to which the Purchaser is or is to become a party, or the Transaction.

7.5 NO OTHER REPRESENTATIONS. Neither the Purchaser nor any other person or entity acting on behalf of the Purchaser, makes any representation or warranty, express or implied other than those contained in this ARTICLE VII.

ARTICLE VIII. COVENANTS

8.1      COVENANTS OF SAFRAN.

         SAFRAN, pending the Closing and except as otherwise agreed to in writing by the Purchaser, covenants and agrees to, and shall cause the Seller to act, as follows :

         8.1.1. CONDUCT OF THE CABLES BUSINESS IN THE ORDINARY COURSE. The Cables Business shall be conducted by the Seller or through the Subsidiary in the ordinary course (save the Contribution to the Subsidiary) and in the same manner as heretofore conducted. In particular, SAFRAN shall cause the Seller, and the Subsidiary, not to (i) make or commit to make any capital expenditure (other than the capital expenditures relating to environmental, health and safety matters listed in SCHEDULE 4.1.1) in an amount greater than Euros 100,000 per item and Euros 300,000 in the aggregate, (ii) enter into agreements or commitments, except agreements or commitments made in the ordinary and usual course of business, in amount exceeding Euros 200,000 (VAT excluded) individually or (iii) enter into any advance metals purchase or any other hedging transaction unless such purchase or transaction is made within the framework of a customer firm order. SAFRAN shall cause the Seller and the Subsidiary not to take, or agree to or commit to take, any action that would result in any of the conditions to the Closing, as set forth in ARTICLE X not being satisfied or that would impair the ability of the Purchaser or the Seller to consummate the Closing in accordance with the terms hereof or delay such consummation.

         8.1.2. AMENDMENT OF CORPORATE DOCUMENTS. SAFRAN shall cause the Seller not to (i) amend the Subsidiary's by-laws or similar organizational documents (except that the Subsidiary may be organized under the by-laws attached in SCHEDULE 2.1 hereto),
                  (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of the Subsidiary's capital stock, or securities convertible into or exchangeable for any shares of any class or series of the Subsidiary's capital stock (except in connection with the Contribution), or (iii) declare or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of the Subsidiary's capital stock.

         8.1.3. DEBTS. Except in the ordinary course of business, SAFRAN shall cause the Seller, in respect of the Cables Business, and the Subsidiary not to incur or assume any debt nor to assume or guarantee the obligations of any other Person,

         8.1.4. CHANGE IN COMPENSATION. SAFRAN shall cause the Seller and the Subsidiary not to make any material change in the compensation payable, or to become payable, to any of the Transferred Employees (other than normal recurring increases in the ordinary course of business or pursuant to plans, programs or agreements existing on the date hereof and disclosed to the Purchaser under Section 6.24).

         8.1.5. REORGANIZATION. SAFRAN shall cause the Seller and the Subsidiary not to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization which could prevent the consummation of the Transaction.

         8.1.6. TAX AGREEMENTS. SAFRAN shall cause the Seller and the Subsidiary not to enter into any agreement with any Tax authority in respect of the Subsidiary or the Cables Business, without the Purchaser's prior written consent.

         8.1.7. MAINTENANCE OF PHYSICAL ASSETS. SAFRAN shall cause The Seller either directly or through the Subsidiary to continue to maintain and service the physical assets used in the conduct of the Cables Business consistent with past practice.

         8.1.8. MAINTENANCE OF INSURANCE. SAFRAN shall cause the Seller and the Subsidiary to maintain until the Closing Date the insurance policies, referred to on Schedule 6.23 (i) hereto.

         8.1.9. SALE OF ASSETS. SAFRAN shall cause the Seller not to, either directly or indirectly through the Subsidiary, sell or encumber all or any part of the Contributed Assets, other than in the ordinary course of the Cables Business (save with respect to the Contribution), or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. SAFRAN shall cause the Seller not to, either directly or indirectly through the Subsidiary, provide any confidential information concerning the Cables Business or its properties or assets to any third party other than in the ordinary course of business, and subject to, in that particular case, the execution of a confidentiality agreement.

         8.1.10. CONTRIBUTED CONTRACTS AND CONSENTS. The transfer of the Contributed Contracts shall be effected as follows:

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

                  (i) Any Contributed Contract which can be assigned by the Seller to the Subsidiary and subsequently as part of the transfer of the Shares to the Purchaser without the consent of the relevant counter-party shall be transferred by the Seller to the Subsidiary on the Closing Date. The Parties shall inform the counter-party concerned, as necessary, of such assignment.

                  (ii) Notwithstanding the foregoing, on or immediately prior to the Closing Date, SAFRAN shall cause the Seller to notify the Cables Business's debtors of the assignment of their respective obligations to the Subsidiary. The form of such notification shall be agreed with the Purchaser.

                  (iii) Beginning on the date hereof, SAFRAN shall cause the Seller to make reasonable efforts to obtain any consents and waivers necessary to convey to the Subsidiary the Contributed Contracts. If before the Closing Date no consent can be obtained for the transfer of certain Contributed Contracts (a) the Parties shall continue to use their reasonable commercial efforts to obtain such consent as promptly as possible after the Closing Date, and (b) with respect to such Contributed Contracts for which the appropriate consents have not been obtained prior to the Closing Date, and until such consents are obtained, the Seller shall continue the performance of such contracts on behalf of the Subsidiary, in which case the Purchaser shall hold the Seller harmless from all claims made by the counter party(ies) concerned with regard to such Contributed Contracts, provided, however, that such claims do not arise out of a breach by the Seller of the terms and conditions of such Contracts, in which case the Seller shall then hold the Purchaser harmless from all claims made against the Purchaser by the counter party(ies) concerned by such breach, and (c) once the consent is obtained, the Seller shall transfer such contracts to the Subsidiary, and the Parties shall notify the counter-party concerned of such assignment.

                  (iv) If the provision described in sub-paragraph (iii) (b) above cannot be implemented with regard to any specific Contributed Contract, the Parties shall negotiate in good faith to find a solution which leads to an economic result as close as possible to a full transfer of the Contributed Contract(s) concerned.

                  (v) Any expenses, costs, fees or penalties incurred by the Seller or the Subsidiary in connection with the assignment of the Material Contracts shall be borne by the Seller.

         8.1.11. ACCESS. Subject to applicable competition Laws, Purchaser's officers, counsel, accountants and other representatives shall have reasonable access, during normal business hours, to the key personnel identified in SCHEDULE 8.1.11 in connection with transition planning. Access to any other personnel will be subject to SAFRAN's prior written consent which will not be unreasonably withheld.

                  Subject to applicable competition Laws, and to reasonable procedures provided by the Seller, the Seller shall provide, to the extent reasonably necessary to implement transition planning, access to facilities, during normal business hours, and information relating to the Cables Business.

  8.1.12. INTELLECTUAL PROPERTY. SAFRAN shall cause the Seller to cooperate with the Purchaser with respect to any re-registration, application for re-registration or any other actions required to validly transfer the Intellectual Property to the Purchaser or the Subsidiary.

  8.1.13. THE CONTRIBUTION. SAFRAN shall cause the Seller to take all necessary steps to cause the Contribution to be valid and effective and to obtain the appointment by the competent Commercial Court of "co-commissaires a la scission" on the basis of the request attached hereto as EXHIBIT B.

  8.1.14. ENVIRONMENT. A complementary order (arrete complementaire) is currently being prepared and is expected to reflect the different changes carried out on the installations operated on the Montereau site. In this regard, SAFRAN shall, and shall cause the Seller to, cooperate with the Purchaser to facilitate, to the extent practicable, the issuance by the Prefet of the complementary order and, in particular, organize a meeting between SAFRAN, the Seller, the Purchaser and the relevant administrative authorities in order to introduce the Purchaser.

  8.1.15. CERTIFICATIONS. Files requesting certifications OHSAS 18001 and ISO 14001 are currently being prepared by the Seller. In this regard, SAFRAN shall and shall cause the Seller to, cooperate with the Purchaser to obtain, to the extent practicable, such certifications.

  8.1.16. EMPLOYEES RECORDS. All employment records of the Transferred Employees will be transferred to the Subsidiary at Closing.

8.2 COVENANTS OF THE PURCHASER. 8.2.1. COLLECTING CONTRIBUTED RECEIVABLES. The Purchaser shall use its reasonable commercial efforts in a manner consistent with past practice to collect the Contributed Receivables within a period of twelve (12) months of the Closing Date. The Purchaser shall inform in writing the Seller of any difficulties encountered by the Purchaser in the recovery of Contributed Receivables in accordance with this section, and shall provide an opportunity for the Seller to be involved where necessary to ensure the effective collection of the Contributed Receivables.

         Any Contributed Receivable which has not been collected upon expiry of the twelve (12) month period referred to above as a result of the relevant debtors' payment default shall be considered as a "Uncollected Receivable".

         If any amount collected by the Purchaser with respect to a Contributed

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

                  Receivable exceeds its net book value in the Final Closing Balance Sheet, such excess collected by the Purchaser shall be reimbursed forthwith by the Purchaser to the Seller.

         8.2.2. CHANGE OF SITE OPERATOR. Promptly following the Closing, the Purchaser shall notify the Prefet, in compliance with Article 34 of Decree n(degrees) 77-1133 of September 21, 1977, of a change of site operator and send a copy of such notification to SAFRAN and the Seller.

         8.2.3. INSURANCE REPLACEMENT. Purchaser will arrange adequate insurance cover for the Cables Business and its assets with effect from the Closing Date.

         8.2.4. MERGER CONTROL. The Purchaser shall ensure that complete merger control filings to the extent required by Law will accurately be made as soon as practical but no later than
                  (five) 5 Business Days after the signing of this Agreement provided all documents and information set forth in SCHEDULE
                  8.2.4 required from Seller and SAFRAN for such filing shall have been communicated to the Purchaser.

8.3      MUTUAL COVENANTS.

         8.3.1. CONFIDENTIALITY. Unless and until the Closing has been consummated, the parties will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in strict confidence any confidential data or information relating to the Transaction, and in particular the terms and conditions of the present Agreement and its schedules, using the same standard of care to protect such confidential data or information as is used to protect each party confidential information, which shall in any event not be less than a reasonable standard of care. If the transaction contemplated by this Agreement is not consummated, the Purchaser agrees that it shall promptly return or cause to be returned to the Seller, upon its written request, all written materials and all copies thereof that were supplied to the Purchaser or its counsel by the Seller and that contain any such confidential data or information. Notwithstanding the foregoing and to the extent they are not contrary to the provisions of this Agreement, sections 2 to 5 of the non disclosure agreement entered into by SAFRAN and the Purchaser, dated as of 9 July 2003, and amended on 12 July 2005, shall survive.

         8.3.2. PRESS RELEASES. No public release, disclosure or announcement concerning the Transaction shall be issued by either party or any of their Affiliates, or any of the officers, directors or employees thereof, without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by any applicable law, rule or regulation (in particular those of any national or international stock exchange), in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Seller may make internal announcements to its respective employees and competent works council (and, in the case of the Seller, to the Transferred Employees) only to the extent specifically required

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

                  by applicable labor law.

         8.3.3. FINALIZATION OF THE ANCILLARY AGREEMENTS. The Parties and their respective Affiliates shall cooperate in good faith in order to prepare and finalize the Ancillary Agreements (attached hereto in final form) as well as all other documents, appendices and agreements required for the Closing that have not been prepared and/or completed on the date hereof.

         8.3.4. ADDITIONAL SCHEDULES. From time to time prior to the Closing, SAFRAN may supplement or amend the Disclosure Schedules with respect to any matter arising after the date hereof that, if existing at, or occurring on, or known on the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. No such supplement to or amendment of the Disclosure Schedules made after the execution hereof and notified to the Purchaser shall be deemed to cure any breach of any representation or warranty made pursuant to this Agreement, except:

                  (a)      subject to the provisions of paragraphs (b), (c) and
                           (d) below, for purposes of the certificate of Seller required to be delivered pursuant to section 5.2.1
                           (xii);

                  (b) subject to the provisions of paragraph (c) below, for purposes of satisfying the condition set forth in
                           Section 10.2.1, and unless (i) the matter disclosed in the supplemental or amended disclosure constitutes a Material Adverse Change, (ii) can reasonably be expected to have a material and continuing adverse effect on the operations of the Cables Business following the Closing or (iii) has not been fully cured by SAFRAN prior to the Closing;

                  (c) for purposes of the indemnification provisions set forth in ARTICLE XI and then only if the matter giving rise to a supplemental or amended disclosure has arisen in the ordinary conduct of the Cables Business as defined in Section 8.1.1, 8.1.4, 8.1.7 and 8.1.9.0; and

                  (d) for all purposes if it constitutes disclosure with respect to an Excluded Liability or the matter covered by Section 11.2.1 (d), it being understood that any disclosure in relation therewith shall be for information purposes only and may not limit in any way the rights of Purchaser under this Agreement in relation with indemnification for Excluded Liabilities.

         8.3.5. FURTHER ACTIONS. Subject to the terms and conditions herein provided, each of the parties will use its commercially reasonable efforts to take or cause to be taken all actions (and provide all documents) necessary to consummate the Transaction contemplated by this Agreement.

                  If at any time after the Closing a party reasonably considers or is reasonably advised that any further actions or deeds are necessary to transfer the ownership of the Contributed Assets or otherwise to carry out this Agreement, the other party shall execute all such further actions, or cause its officers or directors to execute all such further actions, and deliver all such

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

                  deeds and take and do all such other actions and things as may be reasonably requested by the requesting party to confirm any and all right, title and interest in, to such Contributed Assets or otherwise to carry out this Agreement.

         8.3.6.   Utilities services.

                  Prior to the Closing Date, SAFRAN shall, and shall cause the Seller to, enter into certain general services contracts for the provision, in particular, of gas and electricity.

                  SAFRAN shall, and shall cause the Seller to, use reasonable commercial efforts to cause the providers of gas and electricity to continue to provide such goods and services to the Subsdiary substantially to the same extent and under terms and conditions consistent with the ordinary course of business prior to the Closing Date.

ARTICLE IX. CUT OFF PRINCIPLES AND OTHER COVENANTS

9.1      TAX MATTERS.

         9.1.1. PRINCIPLE. SAFRAN shall be liable for all Taxes and all Tax Claims with respect to the operation of the Cables Business or the Subsidiary (i) in connection with any Tax period ending on or before the Closing Date or, (ii) with respect to any Tax period beginning before and ending after the Closing Date in connection with the portion of such Tax period ending on the Closing Date ("Pre-Closing Taxes"). The Purchaser or the Subsidiary shall be liable for the Taxes imposed directly on the Subsidiary or on the Seller with respect to the Cables Business (i) in connection with any Tax period beginning after the Closing Date, and (ii) with respect to any Tax period beginning before and ending after the Closing Date in connection with the portion of such Tax period beginning on the Closing Date ("Post-Closing Taxes").

         9.1.2. TAX RETURNS. SAFRAN shall, or shall cause the Subsidiary or the Cables Business to, as the case may be, prepare and timely file all required Tax Returns of the Subsidiary or relating to the Cables Business or the Contributed Assets for any tax period ending on or before the Closing Date, and all required Tax Returns of the Subsidiary or relating to the Cables Business or the Contributed Assets for periods or years commencing before and ending after the Closing Date if the due date for such straddle period Tax Returns is on or before the Closing Date.

         9.1.3. APPORTIONMENT OF TAXES. With respect to any Taxes for which SAFRAN is liable under subsection 9.1.1 above that are payable with respect to (i) any Tax period ending on or before the Closing Date, and (ii) any Tax period beginning before and ending after the Closing Date, in connection with the portion of such Tax period ending on the Closing Date (an "Interim Period"), the portion of any such Taxes that are allocable to the portion of the Interim

                  Period ending on the Closing Date, shall (1) in the case of Taxes that are either based upon or related to income, receipts or turnover be deemed equal to the amount that would be payable if the Tax year ended on the Closing Date and (2) in the case of Taxes (other than those described above in clause (1)) imposed on a periodic basis, be deemed to be the amount of such Taxes for the entire Interim Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Interim Period.

         9.1.4. ALLOCATION OF REFUNDS AND CREDITS. SAFRAN shall be entitled to any refunds or credits (including any interest paid or credited with respect thereto) in respect of any liability for any of the Taxes for which SAFRAN is liable under subsection
                  9.1.1 above. The Purchaser shall be entitled to any refunds or credits (including, without limitation, any interest paid or credited with respect thereto) in respect of any liability for any Tax with respect to the operation of the Cables Business or the Subsidiary, as the case may be for any Tax periods or portion thereof beginning after the Closing Date (including, without limitation, any taxes allocated to such period under subsection 9.1.1 hereof). Each of SAFRAN and the Purchaser shall cause any amount to which the other party is entitled under this subsection 9.1.4, but which is received by or credited to the other party or any of such party's Affiliates, at any time after the Closing Date, as applicable, to be paid to the other party in immediately available funds promptly after receipt (or, if the amount of the credit or refund is applied against any other liability of the party, within ten days of the notice of application). SAFRAN and the Purchaser shall cooperate reasonably with one another to obtain such refunds.

         9.1.5. NOTIFICATION OF PROCEEDINGS. The Purchaser shall notify within thirty (30) days SAFRAN in writing upon receipt by the Purchaser, of notice of any pending or threatened audits or assessments of Taxes which may affect the amount of Pre-Closing Taxes, and SAFRAN shall similarly notify the Purchaser with respect to Post-Closing Taxes. SAFRAN shall have the sole right to represent the taxpayer's interest in any tax audit or administrative or court proceeding (a "Proceeding") insofar as such Proceeding relates solely to taxable periods ending on or before the Closing Date and the Purchaser shall have the sole right to represent such interests in any such Proceeding insofar as it relates solely to taxable periods beginning on or after the Closing Date. In connection therewith, the Purchaser and SAFRAN each may employ counsel of their choice at their own expense and the Purchaser and SAFRAN agree that each will cooperate with the other and the other's counsel in the defense against or compromise of any claim or item or with respect to any period in a Proceeding for which the other is responsible, and that each will compensate the other for any costs or expenses incurred by the other in rendering such cooperation. In any case in which a Proceeding relates to a taxable period beginning before and ending after the Closing Date or involves claims or items which affect periods for which SAFRAN is responsible and periods for which the Purchaser is responsible, the Purchaser and SAFRAN agree to cooperate with one another in good faith in jointly representing the taxpayer's interests. If the Purchaser and SAFRAN cannot agree as to any aspect of such a Proceeding, as to which they shall act jointly, such aspect shall be submitted to the Independent Accounting Firm. The fees and expenses charged by the Independent Accounting Firm with respect to the determination of said Proceeding shall be borne equally by SAFRAN, on the one hand, and the Purchaser, on the other hand.

         9.1.6. Notwithstanding anything to the contrary herein, SAFRAN shall have no liability pursuant to this Section 9.1 with respect to any Tax liability of a kind which was required to be accrued on the Closing Balance Sheet according to the Accounting Principles and was properly so accrued. Any dispute with respect to any such liability shall be addressed solely and exclusively by the procedures set forth in Section 4.3.

9.2      EMPLOYEES.

         9.2.1. Subject to the provision of this Section 9.2, the employment contracts of the Transferred Employees shall be transferred from the Seller to the Subsidiary at Closing (together with their title, seniority, payroll, allowances and fringe benefits) pursuant to the statutory provisions applicable to their employment agreements as of the Closing Date. SAFRAN shall be responsible for all wages, bonuses, commissions, vacation entitlement, overtime hours payments and any other benefits (including any incentive payment, transaction bonuses or other payment which may be due to any Transferred Employees as a result of the Transaction), as well as for all payroll taxes and social contributions due or accrued in connection therewith ("Payroll Benefits"), due by the Seller to the employees so transferred or accrued up to or relating to any period prior to Closing but not yet paid on such date except as provided for in the Final Closing Balance Sheet (the "Accrued Employee Liabilities"). The Subsidiary shall be responsible for the Payroll Benefits accrued following the Closing Date and relating to the employment after the Closing of the Transferred Employees. The Accrued Employee Liabilities, if any, shall be calculated by the Purchaser and notified to SAFRAN within ten (10) Business Days of the end of the Review Period. In the event of disagreement between the Parties with regard to the amount of the Accrued Employee Liabilities, such amount shall be determined in accordance with the procedure (procedure contradictoire) set forth under
                  Section 4.3.2 using the Closing Balance Sheet Accounting Principles set forth in SCHEDULE 4.3.1(ii), and the amount so calculated (the "Final Accrued Employee Liabilities") shall, upon such determination, be paid by SAFRAN to the Purchaser within two (2) Business Days.

         9.2.2. Notwithstanding anything to the contrary herein, SAFRAN shall have no liability pursuant to this Section 9.2 with respect to any liability of a kind which was required to be accrued on the Closing Balance Sheet according to the Accounting Principles and was properly so accrued. Any dispute with respect to any such liability shall be addressed solely and exclusively by the procedures set forth in Section 4.3.

9.3      BONDS.

         SCHEDULE 9.3 sets forth a list of the Bonds in force at the date hereof which Seller undertakes to regularly update until Closing. At least two (2) weeks prior to Closing Date, the Seller will deliver to the Purchaser an updated list of the Bonds (the "UPDATED LIST OF BONDS"). After that date, the Seller shall notify the Purchaser of any change on the Updated List of Bonds.

         Purchaser and SAFRAN shall, and SAFRAN shall cause the Seller to, use reasonable commercial efforts to help the Purchaser, to replace the Bonds in force at the Closing with bonds made available by the Purchaser in compliance with the Contributed Contracts to which the Bonds relate. For those Bonds which are not replaced at Closing, as described above, SAFRAN undertakes to, and shall cause the Seller to, make its reasonable commercial efforts, to the extent practicable, to maintain such Bonds after Closing in order to allow the Purchaser to proceed with the replacement of such Bonds with new bonds in compliance with the relevant Contributed Contracts.

9.4      MICROGAINE PATENT

         SAFRAN shall, and shall cause the Seller to, (i) make their reasonable effort to obtain from France Telecom waiver of its right of first refusal (droit de preemption) in relation with the transfer to the Subsidiary of the patent request number 9009627 and its subsequent foreign extensions (the "FT Patents") and which right results from the Co-ownership Agreement between France-Telecom and Silec dated 25 June 1992 (as amended on March 17, 2000) or (ii), if such waiver is not obtained on the Closing Date, grant a royalty free license to the Subsidiary under which the Subsidiary will have the right to use the FT Patents as it is currently used by Seller.

ARTICLE X. CONDITIONS PRECEDENT

10.1     CONDITIONS TO CLOSING FOR THE SELLER AND THE PURCHASER.

         The respective obligations of the Seller and the Purchaser to consummate the purchase and sale of the Shares are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in writing by either the Seller or the Purchaser in their respective sole discretion):

         10.1.1. NO INJUNCTIONS OR RESTRAINTS. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise preventing or prohibiting the consummation of all or a substantial part of the Transaction or threatened in writing to initiate such law or order.

         10.1.2. GOVERNMENTAL AND REGULATORY APPROVALS (OTHER THAN MERGER CONTROL). All registrations, filings, licenses, consents, permits and transfers of permits, approvals and actions with and notices to any governmental or regulatory authority required of any of the Purchaser, the Subsidiary or the Seller to consummate the purchase and sale of the Shares and the other transactions contemplated hereby, (each a "Governmental Approval"), the failure of which to be obtained or taken could be reasonably expected to have material adverse effect on the ability of the Purchaser and the Seller to consummate

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

                  the Transactions, shall have been obtained. A list of such Governmental Approvals is attached hereto in SCHEDULE 10.1.2.

         10.1.3. MERGER CONTROL. The Parties shall have obtained all necessary clearances or consents from the Spanish and Portuguese competent merger control authorities and any waiting periods under applicable merger control laws shall have duly lapsed or been terminated without there being imposed on the Parties any condition, requirement or commitment which would impose on them any limitation to sell or acquire the Cables Business.

         10.1.4. EXECUTION OF ANCILLARY AGREEMENTS. The Purchaser and the Seller shall have executed the Ancillary Agreements.

10.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the purchase of the Shares is further subject to the fulfillment, at or prior to the Closing, of the following additional conditions (all or any of which may be waived in writing in whole or in part by the Purchaser in its sole discretion):

         10.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by SAFRAN in this Agreement shall be true and correct, in all material respects, as of the date hereof and as of the Closing Date.

         10.2.2. PERFORMANCE OF OBLIGATIONS. SAFRAN shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement.

         10.2.3. TRANSFER OF CERTAIN MATERIAL CONTRACTS. The Seller shall have obtained the consents and authorizations required for the transfer to the Subsidiary of the Material Contracts listed in
                  SCHEDULE 5.2.1(xi).

         10.2.4. CONTRIBUTION OF THE SUBSIDIARY. The Subsidiary's shareholders' meeting approving the Contribution shall have been duly held.

         10.2.5. NO MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred between the date of this Agreement and the Closing Date.

10.3 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the sale of the Shares are further subject to the satisfaction, at or prior to the Closing, of the following additional conditions (all or any of which may be waived in writing in whole or in part by the Seller in its sole discretion):

         10.3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Purchaser in this Agreement shall be true and correct, in all material respects, as of the date hereof and the Closing Date.

         10.3.2. PERFORMANCE OF OBLIGATIONS. The Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and each Ancillary Agreement to which it is a party to be so performed or complied with by it at or prior to the Closing.

ARTICLE XI. INDEMNIFICATION

11.1 GENERAL INDEMNIFICATION OBLIGATION OF THE GUARANTOR. From and after the Closing, and subject to sections 11.2 and 11.3 to 11.11 hereof, the Guarantor shall reimburse, indemnify, defend and hold harmless the Purchaser Group against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable attorney's fees) (a "Loss") incurred or suffered by the Purchaser Group that result from, relate to or arise out of :

         (a) any breach of any of Guarantor's or Seller's representations, warranties (other than with respect to Section 6.26 as may relate to Environmental Laws or Section 6.8.1) or covenants under this Agreement;

         (b) any hazard or defect in design, production or warranty relating to any Products manufactured by the Seller or the Cables Business prior to the Closing Date (the "Product Liabilities Losses"); or

         (c)      the application of the Cutoff Principles in Sections 9.1 And
                  9.2 hereof.

         Matters set forth in 11.1 (a), 11.1 (b) and 11.1 (c) above are together referred to herein as the "General Indemnification Losses").

11.2     SPECIFIC INDEMNIFICATION OBLIGATIONS OF THE GUARANTOR

         11.2.1.  FULL INDEMNIFICATION

                  From and after the Closing, the Guarantor shall reimburse, indemnify, defend and hold harmless the Purchaser Group against any Loss that result from, relate to or arise out of :

                  (a)      the Excluded Liabilities,

                  (b) any and all actions, suits, claims or legal, administrative, arbitration, or other proceeding or investigation brought against the Purchaser Group by any employee of the Seller who is not transferred (including any former employee) to the Purchaser in respect of their employment prior to the Closing Date, any Transferred Employee contesting its transfer to the Subsidiary, any union, employee representative or workers' council or Governmental Entity in each case in connection with the carve-out of the Cables Business from the SAFRAN group of companies, including, but not limited to, claims against the Purchaser Group made in connection with the application of statutory rules on the automatic transfer of certain employees (i.e., ---- Article L. 122-12 of the Code du Travail) in each case except for any Loss as may arises out of a closure of all or part of the operation of the Cables Business following the Closing Date (except to the extent Purchaser or Subsidiary is compelled to such closure pursuant to the Law or the specific request of a Governmental Entity); and

                  (c) any and all actions, suits, claims or legal, administrative or other proceeding or investigation brought against the Purchaser Group in connection with the assertion by an interested Third Party that a municipality had a right of first refusal (droit de preemption urbain) in relation with the transfer of the Owned Real Properties to the Subsidiary (the "Real Estate Liabilities").

                  Matters set forth in 11.2.1 (a), 11.2.1 (b) and 11.2.1 (c)
                  above are together referred to as the "Full Indemnification Losses".

         11.2.2.  ENVIRONMENT.

                  From and after the Closing and subject to sections 11.3 to
                  11.11 hereof, the Guarantor shall reimburse, indemnify, defend and hold harmless the Purchaser Group against:

                  (a) any Loss incurred or suffered by the Purchaser Group that result from, relate to or arise out of any breach of the representations and warranties set forth in Section 6.26 hereof, insofar as they relate to Environmental Law,

                  (b) any Loss resulting from the obligation for the Subsidiary to rehabilitate (remise en etat) the Owned Real Property but only if such Loss is incurred pursuant a specific written request from the French authorities in connection with the continuing operations of the Cables Business, and only insofar and to the extent such Loss relates to a soil, water and/or underground contamination which has occurred prior to the Closing Date, in each case, (i) except for any Loss that results from, relates to or arises out of a closure, discontinuation or significant alteration of all or part of the operation of the Cables Business following the Closing Date (except to the extent Purchaser or Subsidiary is compelled to such closure, discontinuation or significant alteration pursuant to the specific request of a Governmental Entity), and (ii) except for any Loss arising out of or in connection with any of the matters identified in Schedule 4.1.1.

                  Matters set forth in 11.2.2 (a) and 11.2.2 (b) above are together referred to as the "Environmental Losses".

         11.2.3.  UNCOLLECTED RECEIVABLES.

                  Subject to sections 11.3 to 11.11 and 8.2.1 hereof, the Guarantor shall reimburse, indemnify, defend and hold harmless the Purchaser Group against and in respect of :

                  (a) any Losses suffered by the Purchaser Group that result from, relate to or arise out of any breach of the representations and warranties set forth in section 6.8.1 hereof , and

                  (b) any Uncollected Receivable.

                  Matters set forth in 11.2.3 (a) and 11.2.3 (b) above are together referred to as the "Receivable Losses".

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

11.3     CALCULATION OF PURCHASER LOSSES.

         (a) In calculating the amount of Purchaser Losses, there shall be deducted (i) the amount of any indemnification or other recovery, including, without limitation insurance proceeds, actually received by the Purchaser Group from any third party with respect to such Purchaser Losses and/or (ii) the amount of any reserve, provision or liability included in the Final Closing Balance Sheet which has been subsequently discharged or satisfied below the amount attributed directly to such Purchaser Losses in such financial statement, and/or (iii) an amount equal to any Tax benefit (including any Tax reduction or increase in Tax losses) attributable to such Purchaser Losses which is realized in an income tax return by the Purchaser Group.

         (b) In the event that the amount of any deduction which shall be applied pursuant to this Section 11.3 is determined after payment by the Guarantor of the amount otherwise required pursuant to this Section 11.3 (and, in particular, insurance proceeds received), the Purchaser Group shall repay the Guarantor promptly after such determination any amount that the Guarantor would not have had to pay pursuant to this
                  Section 11.3 had such determination been made at or prior to the time of such payment, provided, however, that such determination occurs within a two (2) year period after the payment has been made by the Guarantor.

         (c) The rules set forth in Sections 11.3 (a) and (b) also apply for the calculation of the Receivable Losses and the Full Indemnification Losses.

11.4     LIMITATION OF THE GUARANTOR'S INDEMNIFICATION OBLIGATIONS.

         11.4.1.  PURCHASER LOSSES.

         (a) No reimbursement for Purchaser Losses and Receivable Losses shall be required unless the amount of each individual Purchaser Loss or Receivable Loss exceeds Euros 15,000 (it being specified that multiple Purchaser Losses or Receivable Losses arising out of the same event and of the same nature shall be deemed to constitute an individual Purchaser Loss or Receivable Losses for purposes of determining whether such de minimis threshold has been reached), and until the cumulative aggregate amount of such Purchaser Losses and Receivable Losses exceeds Euros 400,000, in which event the Purchaser Group may assert its right to indemnification to the full extent of such Purchaser Losses and Receivable Losses after shall have been deducted from such amount of Purchaser Losses and Receivable Losses a global deductible (franchise) in the amount of Euros 50,000.

         (b) In no event shall the Guarantor's aggregate liability for Purchaser Losses exceed Euros 8,000,000.

         11.4.2. ENVIRONMENTAL LOSSES. In no event shall the Guarantor's aggregate liability for Environmental Losses exceed Euros 4,000,000. Notwithstanding the foregoing, the Guarantor's share of liability in connection with Environmental Losses shall in no event exceed (i) 75% in respect of any Claim Notice notified to the Guarantor between the first and the third anniversaries of the Closing Date, (ii) 50% in respect of any a Claim Notice notified to the Guarantor between the Third and the fourth anniversaries of the Closing Date and (ii) 25% in respect of any Claim Notice notified to the Guarantor after the fifth anniversary of the Closing Date

         11.4.3. RECEIVABLES LOSSES. The aggregate liability of the Guarantor resulting from Receivables Losses shall be reduced by (i) the reserve amount related thereto set forth in the Final Closing Balance Sheet, (ii) any Contributed Receivables collected by the Purchaser for an amount exceeding its net book value in the Closing Balance Sheet and to the extent of such excess. In no event, shall the Guarantor's aggregate liability for Receivables Losses, after the deductions set forth above, exceed Euros 9,000,000.

                  Each Uncollected Receivable that has been fully indemnified to Purchaser by SAFRAN at its net book value shall be assigned by the Subsidiary to SAFRAN for one (1) euro.

         11.4.4. FULL INDEMNIFICATION LOSSES. For the avoidance of doubt, the liability of Guarantor resulting from the Full Indemnification Losses under Section 11.2.1 is subject to no limitations except for liabilities arising under Section 11.2.1 (b) which shall be subject only to the limitations set forth in Section
                  11.4.1 (a).

11.5 GENERAL INDEMNIFICATION OBLIGATION OF THE PURCHASER. From and after the Closing, the Purchaser will reimburse, indemnify and hold harmless SAFRAN, the Seller and their successors and permitted assigns against and in respect of any and all damages, losses, deficiencies, cost and expenses incurred or suffered by SAFRAN and/or the Seller that result from, relate to or arise out of:

                  (i)      any Contributed Liabilities;

                  (ii) any misrepresentation, breach of representations and warranties or covenant, and in particular under
                           ARTICLE VII and Section 8.2 hereof, on the part of the Purchaser under this Agreement ("Seller Losses");

                  (iii) any and all actions, suits, claims or legal administrative, arbitration, governmental or other proceeding or investigations in connection with Post-Closing Taxes imposed upon the Seller;

                  (iv) any and all actions, suits, claims or legal actions initiated following any action, inaction, or breach by the Purchaser with regard to its obligations, as from the Closing Date, towards the Transferred Employees; and

                  (v) the material violation by the Purchaser or, after the Closing by the Subsidiary, of any Law or any material breach by the Subsidiary after the Closing of any Contributed Contract or amendment or continuation thereof.

11.6     METHOD OF ASSERTING CLAIMS, ETC.

         11.6.1. In the event that (i) any claim or demand or proceeding for which the Guarantor would be liable to the Purchaser Group hereunder is asserted against or sought to be collected from the Purchaser Group by a Third Party which could give rise to indemnification under this ARTICLE XI, (any such claim, demand or proceeding, a "Third Party Claim"), or (ii) Purchaser Group shall have a claim to be indemnified by the Guarantor (any such claim, a "Direct Claim"), the Purchaser shall as soon as practicable in view of the circumstances (but in the case of a Third Party Claim no later than thirty (30) days after the Purchaser has received written notice of such claim or demand) notify the Guarantor of such claim or demand specifying in reasonable detail the nature of such claim or demand, and if known, the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (a "Claim Notice"); provided, however, that a failure by the Purchaser Group to give timely notice shall have no consequences on its ability to claim under this Agreement, to the extent that such failure has not caused the indemnification obligations for which the Guarantor are obligated to it to be greater than they would have been had the Purchaser Group given timely notice (it being agreed that the indemnification obligations for which the Guarantor may be obligated shall be reduced to the extent of any such prejudice). Following the Claim Notice, the Purchaser shall make available to the Guarantor, upon the latter's demand, the supporting documentation or evidence on which the Third Party Claim or the Direct Claim is based including any and all documents and/or information in the Purchaser's possession reasonably necessary to analyze the factual grounds of the Third Party Claim or the Direct Claim.

                  (a) The Guarantor shall have fifteen (15) days from the receipt of the relevant Claim Notice or, in the event of a Direct Claim and if the amount of the claim has not been determined at the time of the Claim Notice, the date on which the amount of the Direct Claim has been notified by the Purchaser Group (the "Notice Period") to notify the Purchaser Group whether or not it disputes its liability to the Purchaser Group hereunder with respect to such claim or demand. If the parties agree, on or prior to the expiration of the Notice Period, upon the validity and amount of such claim, the Guarantor shall pay to the Purchaser Group, within five (5) Business Days following the date of such agreement, the full agreed amount of the indemnification due on such claim. If the parties are unable to reach agreement on or prior to the expiration of the Claim Notice or if the Guarantor dispute their liability with respect to such claim or demand or the amount thereof, such dispute shall be resolved in accordance with Section 14.12 hereof.

                  (b) In the event that the Guarantor notifies the Purchaser Group within the Notice Period that it desires to defend the Purchaser Group against a particular Third Party Claim then, except as hereinafter provided, the Guarantor shall have the right to defend the Purchaser

                           Group by appropriate proceedings, including counsel of its choice, reasonably acceptable to the Purchaser Group, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of the Purchaser Group becoming subject to liability for any other matter and shall pay all fees and disbursements incurred in connection with such proceedings; provided however, that the Guarantor shall not, without the prior written consent of the Purchaser Group (i) consent to the entry of any judgment against the Purchaser Group, (ii) enter into any settlement or compromise of any claim or demand for other than monetary damages, or (iii) enter into any settlement or compromise or any claim or demand for monetary damages which does not include, as an unconditional term thereof, the giving by each claimant or plaintiff to the Purchaser Group of a release, in form and substance satisfactory to the Purchaser Group. The Guarantor shall be liable for reasonable fees and expenses of counsel employed by the Purchaser Group for any period during which the Guarantor has not assumed the defense of any Third Party Claim (other than during any period in which the Purchaser Group will have failed to give notice of the Third Party Claim as provided above). The Purchaser Group shall have the right to participate in the defense assumed by the Guarantor and to employ counsel of its choice, reasonably acceptable to the Guarantor, at its own expense, separate from the counsel employed by the Guarantor (it being understood that the Guarantor shall control such defense). If requested by the Guarantor, the Purchaser Group agrees to cooperate with the Guarantor and its counsel (at the cost of the Guarantor) in contesting any such Third Party Claim and to refrain from taking any action which jeopardize or interfere with the defense of such claims. The Guarantor shall keep the Purchaser Group fully informed of the progress of any Third Party Claim and its defense in the event the Purchaser Group did not elect to participate in the defense against such Third Party Claim.

                  (c) Notwithstanding the foregoing, in the event that a Full Indemnification Loss is asserted by the Purchaser in a Notice of Claim, the Guarantor shall be entitled to defend itself or the Seller by appropriate proceedings, including counsel of its choice and shall pay all fees and disbursements incurred in connection with such proceedings. If requested by the Guarantor, the Purchaser Group agrees to cooperate with the Guarantor and its counsel (at the cost of the Guarantor) in contesting any such Third Party Claims and to refrain from taking any action which may jeopardize or interfere with the defense of such claims. The Purchaser shall provide to Guarantor and its counsel full access to any documents, information and employees of the Subsidiary and the Purchaser that Guarantor and its counsel may reasonably request in connection with such proceedings.

         11.6.2. If the Guarantor elects not to defend the Purchaser Group against such claim or demand, whether by not giving the Purchaser Group timely notice as provided above or otherwise, then the full amount of any such claim or demand, shall be conclusively deemed to be a liability of the Guarantor hereunder, subject to the limitations set forth in Section 11.4 hereof.

         11.6.3. All claims for indemnification of the Guarantor by the Purchaser under this Agreement shall be asserted and resolved under the procedures set forth above substituting as appropriate the "Guarantor" by the "Purchaser Group" and vice versa.

11.7     PAYMENT. Upon the determination of the liability under Section 11.1 or
         11.5 hereof, the appropriate party shall pay to the other, as the case may be, within five (5) Business Days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amount owed by it pursuant to this Agreement. Upon the payment in full of any claim, either by set off or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

11.8     GENERAL EXCLUSIONS AND LIMITATIONS.

         11.8.1. The Guarantor shall have no liability to the Purchaser Group under any provision of this Agreement:

                  (a) for any Purchaser Loss or Receivable Loss or Full Indemnification Loss (excluding those arising out of Excluded Liabilities and Real Estate Liabilities) which arises as a result of the passing of, or any change in, after the Closing Date, any Law in effect on the Closing Date, or any imposition of any Tax not in effect on the Closing Date, even if such Law or Tax imposition has retroactive effect;

                  (b) to the extent that the facts giving rise to the relevant Purchaser Losses, Receivable Losses (excluding the Uncollected Receivables) or Full Indemnification Losses (excluding those arising out of Excluded Liabilities and Real Estate Liabilities)
                           (i) were contained in the Disclosure Schedules and to the extent of such content or (ii) were covered by specific provisions or reserves in the Closing Balance Sheet and to the extent to the amount of such provisions or reserves;

                  (c) to the extent that the relevant Purchaser Losses, Receivable Losses or Full Indemnification Losses (excluding those arising out of Excluded Liabilities and Real Estate Liabilities) are due to the Purchaser's, and with respect to any period following the Closing, the Subsidiary's willful misconduct, gross negligence or bad faith;

                  (d) if and to the extent that (in the event that the relevant breach can be cured) SAFRAN or the Seller has, within thirty (30) days following receipt by Seller of Purchaser's notice, cured such breach by specific performance;

                  (e) if and to the extent that the Purchaser or the Subsidiary is entitled without any doubt, to receive or has received recovery for the relevant Purchaser Loss from any other person (including under any insurance policy) or, in the case described above, if and to the extent that nonrecovery from any other person is due to the failure of the Purchaser and/or the Subsidiary to use its or their reasonable efforts to obtain such recovery; and

                  (f) if the relevant Loss arises as a result of the application of accounting principles, procedures or methods other than the Closing Balance Sheet Accounting Principles.

         11.8.2. EFFECTIVE NATURE OF THE PURCHASER LOSSES, RECEIVABLE LOSSES AND FULL INDEMNIFICATION LOSSES.

                  (a) Any liability for indemnification pursuant to this Agreement shall be determined without duplication of recovery. In the event that any member of the Purchaser Group is indemnified for a Purchaser Loss, Full Indemnification Loss and/or Receivable Loss pursuant to one provision of this Agreement, no member of the Purchaser Group shall also be entitled to indemnification again form the same Purchaser Loss, Full Indemnification Loss and/or Receivable Loss in the event another provision or provisions of this Agreement are also breached. No indemnification by the Guarantor may be required in respect of any facts, matters and/or circumstances which have been taken into account for the purposes of adjustment of the consideration in accordance with the procedures set forth in Section 4.3, to the extent of the amount of the corresponding adjustment.

                  (b) A Purchaser Loss, Full Indemnification Loss or Receivable Loss shall be eligible for indemnification by the Guarantor to the extent and only to the extent such Purchaser Loss, Full Indemnification Loss or Receivable Loss has effectively been sustained by the Purchaser or the Subsidiary.

                  (c) Any deficiency assessed by the Tax authorities whose sole effect is to shift a Tax liability from one fiscal period to another shall give rise to indemnification by the Seller only insofar as the Subsidiary is required to pay a penalty or interest charge in relation thereto.

                  (d) Any deficiency assessed with regard to a Tax, such as a value-added Tax, which is recoverable shall give rise to indemnification by the Guarantor only insofar as the Subsidiary is required to pay a penalty or interest charge in relation thereto.

                  (e) If a claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable.

                  (f) In the event that the Subsidiary is required to make a payment in connection with a third-party claim, the Guarantor shall not be required to make any indemnification payment in connection thereto before such payment has actually been made by the Subsidiary to such third party.

11.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (i) The indemnification obligations relating to General Indemnification Losses shall survive two (2) years following the Closing Date, (ii) Tax Claims shall survive until the expiration of the applicable statute of limitations plus 90 days, (iii) the indemnification obligations relating to Environmental Losses shall survive six (6) years following the Closing Date, (iv) the indemnification obligations relating to the Product Liabilities Losses shall survive four (4) years following the Closing Date and (v) the indemnification obligations relating Receivables Losses shall survive two (2) years following the Closing Date. No indemnification claim for the recovery of any Purchaser Loss, Receivable Loss or Tax Claims may be asserted by the Purchaser Group after the expiration of the applicable indemnification period; provided, however, that indemnification claims made in writing by the Purchaser Group in good faith and with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period. For the avoidance of doubt, the indemnification obligations relating to Full Indemnification Losses shall survive until the expiration of the applicable statute of limitations.

11.10 TAX EFFECT OF INDEMNIFICATION PAYMENTS. All indemnity payments made by the Guarantor to the Purchaser, or by the Purchaser to the Guarantor pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate consideration paid by the Purchaser to the Seller.

11.11 EFFECT OF INVESTIGATION. The right to indemnification, payment of Purchaser Losses, or for other remedies based on any representation, warranty, covenant or obligation of the Guarantor contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (with the exception of the schedules attached to this Agreement) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

ARTICLE XII. POST-CLOSING COVENANTS

12.1 NON SOLICITATION OF EMPLOYEES. Until the second anniversary of the Closing Date, (a) Seller and its Affiliates will not solicit, offer employment to, or employ any Transferred Employee who is then an employee of the Purchaser Group, or who has left such employment within one hundred eighty (180) days preceding such solicitation, offer, or employment, or encourage any Transferred Employee to leave the employ of the Purchaser Group and (b) the Purchaser will not directly or indirectly solicit, offer employment to, or employ any person who after the Closing Date is then an employee of the Seller, or who has left such employment within one hundred eighty (180) days preceding such solicitation, offer or employment, subject to Section 9.2.

12.2 MAINTENANCE OF BOOKS AND RECORDS. Each of the Seller, the Purchaser and the Subsidiary shall preserve until the tenth (10th) anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Cables Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefore, during regular business hours, to (i) the officers and employees of such party, and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Cables Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, to the extent such information constitutes trade secrets or confidential information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law or legal process (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information is or becomes available to the public generally, or is or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the thirtieth (30th) day after such notice is given unless another party object to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

12.3 PAYMENTS RECEIVED. The Seller and the Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other party, from time to time and when received by them or by the Subsidiary, as the case may be, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation, any insurance proceeds, and will account to the other for all such receipts.

12.4     NON-COMPETITION / NON SOLICITATION OF CLIENTS.

         SAFRAN and its Affiliates agree that for a period of three (3) years after the Closing Date, it shall not directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management, operation or control of (whether in corporate, proprietorship or partnership form or otherwise), or otherwise assist in any manner, any corporation, partnership or other business which is engaged in a business that competes with the Cables Business (ii) solicit, any business entity which is a client of the Purchaser Group or who has been a client of the Purchaser Group at any time during the two (2) years preceding the Closing Date for purposes of offering or selling products or services which are presently sold or produced by the Cables Business ; nor shall it assist any person in doing so; nor shall it request or advise any present or future customer of the Cables Business to withdraw, curtail or cancel its business dealings with the Cables Business ; provided, however, that nothing herein shall prohibit SAFRAN or its Affiliates from (x) acquiring an interest of less than 5 % of the shares capital and voting rights of publicly listed companies having activities that competes with the Cables Business representing not more than 25% of their revenues nor (y) owning, managing, operating, controlling or participating in the ownership, management, operation or control of any entity in which less than 5 % of the revenues arise from a business that competes with the Cables Business

12.5 INVALIDITY OR NON-ENFORCEABILITY. The invalidity or non-enforceability of the provisions set forth in Section 12.1 and Section 12.4, in whole or in part, shall not affect the validity or enforceability of any other provision of this
         ARTICLE XII or of any other provision of this Agreement, all of which shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision shall be adjudged by a court to be excessively broad as to duration, geographical scope, activity or subject, unless the court provides in its decision the minimum degree necessary to make such provision valid and enforceable under applicable law, the parties shall open good faith discussions to determine the minimum degree necessary to make such provision valid and enforceable under applicable law. The existence of any claim that the Guarantor may allege against the Purchaser Group, whether based on this Agreement or otherwise, will not prevent the enforcement of Section 12.1 and Section
         12.4. The Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Section 12.1 and Section 12.4 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Purchaser Group may be entitled.

12.6     SAFRAN NAMES AND TRADEMARKS.

         As of the Closing Date, the Purchaser and the Subsidiary shall be allowed to use, for a period of twelve (12) months after Closing, the stock of labels, technical and commercial documentation and Movable Property held by the Cables Business as existing at the Closing Date and bearing the "SAGEM" names, trademarks or logos in connection with the Cables Business, and the consideration for such use shall be deemed to be included in the consideration paid by the Purchaser pursuant to
         Section 4.1 hereof.

         The Purchaser and the Subsidiary shall be authorized to market and sell directly or through its distributors the Contributed Inventory marked with "SAGEM" names, trademarks or logos.

         During a three (3) month period from the Closing Date, the Purchaser shall also be entitled to engrave the name "SAGEM" on new products manufactured through molds or tools (outillage specifique) listed in
         SCHEDULE 12.6 provided that the Purchaser and the Subsidiary shall, in order to facilitate the Purchaser and the Subsidiary, reset such molds and tools as promptly as is commercially reasonable with such three (3) month period so that the name "SAGEM" is no longer engraved on new products manufactured by the Subsidiary or the Purchaser.

12.7     EFFORTS TO MITIGATE DAMAGES.

         The Purchaser and the Subsidiary shall use their reasonable efforts ("obligation de moyens") to mitigate any indemnifiable damages caused by a breach by the Seller of a representation, warranty or covenant as set forth in this Agreement.

12.8     ENVIRONMENT.

         SAFRAN agrees and undertakes to indemnify, promptly upon presentation of appropriate justification, the Purchaser for 50 % of any costs incurred by the Seller, and after Closing by the Subsidiary, in relation to carrying out environmental, health and safety remediation which result from matters described in SCHEDULE 4.1.1 in excess of 3,543,000 euros and up to 5,750,000 euros. For avoidance of doubt, SAFRAN's obligation under this Section 12.8 is limited to a maximum amount of

         1,103,500 euros and shall end on December 31, 2007.

ARTICLE XIII. TERMINATION

13.1 TERMINATION. The Transaction may be terminated or abandoned by written notice of termination at any time before the Closing Date only as follows:

         (a) by mutual consent of the Seller and the Purchaser;

         (b) by the Purchaser, upon written notice to the Seller given at any time after a period of 180 days following the date hereof (or such later date as shall have been specified in a written instrument signed by the Seller and the Purchaser) if all of the conditions precedent set forth in Section 10.2 hereof have not been met, provided;

         (c) by the Seller, upon written notice to the Purchaser given at any time after a period of 180 days following the date hereof (or such later date as shall have been specified in a written instrument signed by the Seller and the Purchaser) if all of the conditions precedent set forth in Section 10.3 hereof have not been met;

         (d) by the Purchaser or the Seller if any Governmental Entity in Spain or Portugal shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best commercial efforts to lift) which restrains, enjoins or otherwise prohibits the acquisition by the Purchaser of all or a material portion of the Cables Business. In such a case, the Parties shall enter into good faith negotiations in order to amend the terms and conditions of the Transaction in order to proceed to Closing in a manner consistent with the terms of the order, decree, ruling or action.

13.2 CONSEQUENCES. In the event of the termination and abandonment hereof pursuant to the provisions of Section 13.1, this Agreement (except for Section 8.3.1 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of a breach by a party of any representation, warranty or covenant hereunder in which event the party whose representation, warranty or covenant was breached shall be liable to the other party for any and all Losses of the other party.

ARTICLE XIV. MISCELLANEOUS PROVISIONS

14.1 AMENDMENT. This Agreement may not be amended except by a written instrument signed by each of the parties hereto.

14.2 WAIVERS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any rights hereunder preclude any other or future exercise of that right by that party.

14.3     APPOINTMENT OF THE SELLER'S AGENT - NOTICES.

         14.3.1. SAFRAN and the Seller hereby irrevocably appoint, for the entire duration of this Agreement and its consequences, SAFRAN as their agent for the purpose of this Agreement. As a result, all actions, claims, objections or decisions on the part of SAFRAN and the Seller provided for hereunder or in connection herewith must, in order to be valid, be notified in their name by SAFRAN. Likewise, all notifications or communications to SAFRAN and the Seller provided for hereunder or in connection herewith shall validly be made by the Purchaser to SAFRAN.

         14.3.2. Subject to Section 11.6 and notice provisions expressly specified elsewhere in this Agreement, all notices and other communications hereunder shall be deemed sufficiently given to a person if given in writing and shall become effective when delivered by hand, by overnight service which requires a delivery receipt therefor (such as DHL), by facsimile transmission with confirmation of receipt, by registered or certified mail (return receipt requested), postage fees prepaid, at such person's address set forth below (or at such other address as may from time to time be designated by such party to the other in accordance with this Section 14.3.2):

If to SAFRAN and the Seller, to:    SAFRAN SA
                                    2, boulevard Martial-Valin
                                    75724 Paris Cedex 15
                                    France
                                    Facsimile: + 33 1 40 60 58 61
                                    Marked for the attention of: Herve Philippe

with copies to:                     Skadden, Arps, Slate, Meagher & Flom LLP
                                    68 rue du Faubourg Saint-Honore
                                    75008 Paris
                                    France
                                    Facsimile:  +33 1 55 27 11 99
                                    Marked for the attention of:  Christopher
                                    L. Baker

If to the Purchaser, to:   GRUPO GENERAL CABLE SISTEMAS, S.A., Sociedad
Unipersonal
calle Casanova 150, Barcelona

                                    Spain
                                    Facsimile:
                                    Marked for the attention of: Domingo Goenaga

with copies to:                     Norton Rose
                                    Washington Plaza
                                    42 rue Washington
                                    75008 Paris
                                    France
                                    Facsimile:  +33 1 53 89 56 56
                                    Marked for the attention of:  Jean-Francois
                                    Mercadier

14.4 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided, however, that without such prior consent the Purchaser may at any time prior to the Closing Date, assign, in its sole discretion, all or any part of its rights and interests hereunder to any wholly owned Affiliate of the Purchaser; provided, however, that the Purchaser shall remain jointly and severally liable for the performance of all obligations so assigned and that the assignee shall remain a wholly owned Affiliate of the Purchaser.

14.5     NO THIRD PARTY BENEFICIARIES.

         Subject to the provisions of Section 14.4, neither this Agreement or any provision hereof, nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns.

14.6     NO SET-OFF.

         Except as provided in Section 11.6, all payments to be made by the Purchaser under this Agreement shall be made in full without any set-off, restriction or condition and without any deduction for or on account of any counterclaim.

14.7     EXPENSES.

         Each party shall pay its own fees and expenses incurred by it in connection with this Agreement and other documents to be delivered hereunder or thereunder, except as specifically provided to the contrary in this Agreement. It is agreed by the Parties that (i) all fees, costs and expenses excluding Taxes(including the fees of M. Legorju and Skadden, Arps, Slate, Meagher & Flom LLP, but excluding the fees of M. Hommel, Norton Rose and Purchaser's counsel) incurred in connection with the Contribution, including the setting-up of the Subsidiary, shall be borne by the Seller, and (ii) all necessary registration and renewal fees in connection with the re-registrations of the Intellectual Property in the name of the Subsidiary shall be borne by the Seller. For the avoidance of doubt, it is specified that Lazard Freres' fees shall be borne by the Seller and Financiere de Courcelles fees shall be borne by the Purchaser. Anti-trust filings required in connection with the Transaction will be managed and supervised by the Purchaser's counsel and the costs related thereto shall be borne by the Purchaser.

14.8     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

14.9     HEADINGS, ETC.

         The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation

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

         of this Agreement.

14.10    ENTIRE AGREEMENT; SEVERABILITY.

         This Agreement and the Schedules and Exhibits, the Contribution Agreements, the Ancillary Agreements, the certificates and other instruments and documents delivered pursuant hereto embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to, the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

14.11    GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of France.

14.12    DISPUTE RESOLUTION

         14.12.1. Except as provided in Section 4.3.2, the Parties shall do their best effort to settle amicably any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof (a "Dispute") within 30 days following the notification by one of the Party to the other of such Dispute.

         14.12.2. Should the Parties fail to reach such settlement, the Dispute shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce ("ICC") (the "Rules"), which Rules are deemed to be incorporated by reference into this clause except as expressly modified herein. The seat of the arbitration shall be Paris (France). The arbitration proceedings shall be conducted in English and documentary exhibits may be admissible in English or in any other language so long as an English translation is provided. The arbitral tribunal shall consist of three arbitrators and shall not have the power of ex aequo et bono.

         14.12.3. As the present Agreement is multipartite, the Parties' agreement to arbitrate is subject to the presence of all parties in the arbitration proceedings. The arbitral proceedings may only be initiated by the claimant(s) provided that all the other parties to the present Agreement are named either as claimant(s) or as respondent(s). Except where subsequently agreed otherwise, the Parties agree that the Purchaser on the one hand, and Safran and the Seller on the other hand, represent two separate sides for the formation of the arbitral tribunal as claimant(s) and respondent(s) respectively (or vice versa). The Purchaser shall nominate one
                  (1) arbitrator and Safran and the Seller shall nominate one
                  (1) arbitrator, respectively, within twenty (20) calendar days from the effective date of the notice, made pursuant to
                  Section 14.3.3, sent by one Party to the other Party notifying to such Party the beginning of arbitration proceedings. The two arbitrators thus appointed shall jointly select the third arbitrator to act as Chair of the tribunal within twenty (20) calendar days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the ICC upon the written request of either party within twenty (20) calendar days of such request. Each arbitrator shall be fluent in both English and French.

         14.12.4. The parties hereby waive any rights of application or appeal to any other court having jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions to enforce an arbitral award and actions seeking interim, interlocutory or other provisional relief in any court of competent jurisdiction.

         14.12.5. The award shall be final and binding upon the parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

         14.12.6. Except as provided by Section 14.12.4, the parties shall each bear their own costs and expenses and an equal share of the arbitrators' fees and expenses and administrative fees of the arbitration.

         14.12.7. Any monetary award shall be made and promptly payable in Euro and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

         14.12.8. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

         14.12.9. All notices by one party to another party in connection with the arbitration shall be in accordance with the provisions of
                  Section 14.3 except that no notice may be transmitted solely by facsimile.

         14.12.10. This agreement to arbitrate shall be binding upon the successors and assigns of each party.

14.13 EXHIBITS AND SCHEDULES. All Exhibits and Schedules hereto are hereby incorporated by reference into this Agreement and are hereby made a part hereof.

14.14    INTERPRETATION.

         14.14.1. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

         14.14.2. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         14.14.3. A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

14.15 CONFLICT. In the event of any conflict between the provisions of the Contribution Agreement, on the one hand, and the provisions of this Agreement, on the other hand, then, the provisions of this Agreement shall prevail as between the parties. The Parties acknowledge and agree that the execution of the Contribution Agreement contemplated in this transaction, will not represent a novation nor an amendment to this Agreement.

         Nothing contained in the Contribution Agreement, shall be construed to expand nor to restrict the representations, warranties and covenants of the parties set forth in this Agreement.

14.16 SALES, TRANSFER AND DOCUMENTARY TAXES. All documentary, value added, and other transfer Taxes, if any, due as a result of the Transaction in accordance herewith shall be paid by the Purchaser, and the Purchaser shall indemnify, reimburse and hold harmless the Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written in Paris.

                              GRUPO GENERAL CABLE SISTEMAS, S.A.,
                              By:  [_________________________]
                              (duly authorized pursuant to a power of attorney)

                              SAFRAN SA
                              By:  [_________________________]
                              (duly authorized pursuant to a power of attorney)

                              SAGEM Communication
                              By:  [_________________________]
                             (duly authorized pursuant to a power of attorney)

                                   SCHEDULE A
                                   DEFINITIONS

         "ACCRUED EMPLOYEE LIABILITIES" has the meaning ascribed to it in
Section 9.2.

         "ADJUSTMENT" has the meaning set forth in Section 4.4.2.

         "AFFILIATE" of any corporate person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person. A person shall be deemed to control another person if such first mentioned persons owns, directly or indirectly, 50 % or more of the voting rights of the second mentioned person.

         "AFFILIATED COMPANIES" means the entities in which the relevant party owns, directly or indirectly, more than 50 % of the outstanding equity interest and voting rights.

         "AGENCIES" has the meaning set forth in Section 6.11.2.

         "AGREEMENT" has the meaning set forth in the Recitals.

         "ANCILLARY AGREEMENTS" means the agreements, listed in SCHEDULE 5.2.1(viii), to be executed on the Closing Date either substantially in the form attached in SCHEDULE 5.2.1(viii) or, where no form is attached, in a form and substance reasonably satisfactory to the Purchaser and the Seller.

         "BASE CONSIDERATION" has the meaning set forth in Section 4.2.

         "BRANCH" has the meaning set forth in the Recitals.

         "BUILDING AND ZONING LAWS" has the meaning set forth in Section 6.11.1(b)(v)

         "BUSINESS DAY(s)" means days on which banks in France and in the United Sates are open for business, not being a Saturday or a Sunday or a public/bank holiday.

         "CABLES BUSINESS" has the meaning set forth in the Recitals.

         "CLAIM NOTICE" has the meaning set forth in Section 11.6.1.

         "CLOSING BALANCE SHEET ACCOUNTING PRINCIPLES" means the accounting principles set forth in SCHEDULE 4.3.1.

         "CLOSING BALANCE SHEET" has the meaning set forth in Section 4.3.1.

         "CLOSING DATE" has the meaning set forth in Section 5.1.

         "CLOSING STATEMENT" has the meaning set forth in Section 4.3.1.

         "CLOSING" has the meaning set forth in Section 5.1.

         "CONSENT" has the meaning set forth in Section 6.16.

         "CONTRIBUTED ASSETS" has the meaning set forth in Section 1.1.

         "CONTRIBUTED CONTRACTS" has the meaning set forth in Section 1.2.

         "CONTRIBUTED INTELLECTUAL PROPERTY" has the meaning set forth in
Section 6.13.10(iv).

         "CONTRIBUTED INVENTORY" has the meaning set forth in Section 1.1.

         "CONTRIBUTED LIABILITIES" has the meaning set forth in Section 2.1.

         "CONTRIBUTED RECEIVABLES" has the meaning set forth in Section 1.1.

         "CONTRIBUTION AGREEMENT" means the form of Contribution Agreements attached in EXHIBITS A(i) AND (ii).

         "CONTRIBUTION" has the meaning set forth in the Recitals.

         "DATA ROOM DOCUMENTS" has the meaning set forth in ARTICLE VI.

         "DIRECT CLAIM" has the meaning set forth in Section 11.6.1.

         "DISCLOSURE SCHEDULES" has the meaning set forth in ARTICLE VI

         "DISPUTE" has the meaning set forth in Section 14.12.1.

         "DISPUTED ITEMS" has the meaning set forth in Section 4.3.2.

         "EFFECTIVE DATE" means the date of execution of this Agreement.

         "ENCUMBRANCES" has the meaning set forth in ARTICLE III.

         "ENFORCEABILITY EXCEPTION" means any limit to enforceability of a contract under bankruptcy, reorganization and similar losses affecting enforcement of creditors' rights generally.

         "ENVIRONMENTAL LAW" mean any Law governing pollution, the protection of the environment and health and safety matters.

         "ENVIRONMENTAL LOSSES" has the meaning set forth in Section 11.4.2

         "EXCLUDED LIABILITIES" has the meaning set forth in Section 1.5.

         "FINAL CLOSING BALANCE SHEET AND CLOSING STATEMENT" has the meaning set forth in Section 4.4.1.

         "FINAL CONSIDERATION" has the meaning set forth in Section 4.1.1.

         "GENERAL INDEMNIFICATION LOSSES" has the meaning set forth in Section 11.1

         "GOVERNMENTAL APPROVAL" has the meaning set forth in Section 10.1.2.

         "GOVERNMENTAL ENTITY" means a court, arbitral tribunal, administration agency or other regulatory authority, including social security and tax authorities.

         "GUARANTOR" means SAFRAN.

          "BONDS" shall mean any performance bonds, payment bonds, warranty bonds, advance payment bonds and bid bonds, or other liabilities or obligations, contingent or otherwise issued by the Seller's banks and guaranteed by the Seller, SAFRAN or any Affiliate of SAFRAN.

         "CLOSING NET EQUITY" means the net equity shown in the Closing Balance Sheet.

         "ICC" has the meaning set forth in Section 14.12.2.

         "INDEPENDENT ACCOUNTING FIRM" has the meaning set forth in Section
4.3.2.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section
6.13.10(i).

         "KEY EMPLOYEES" means Bernard Ernot, Eric Develey, Daniel Vincent, Marc Leblanc, Philippe Trombert, Max de Broglie, Marie-Therese Blanot and Pierre Argaut.

         "LAW" means any statute, rule, regulation, ordinance, code, judgment, order, writ, injunction, decree or other requirement of any court or of any governmental body, agency or administration, including European Union's Regulations and directives.

         "LEASE" means all leases pursuant to which the Cables Business leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding Euros 50,000 per annum).

         "LICENSED INTELLECTUAL PROPERTY" has the meaning set forth in Section 6.13.10(ii).

         "LOSS" has the meaning set forth in Section 11.1.

         "MATERIAL ADVERSE CHANGE" means any event (but excluding general economic events or a measure of general application taken by any Governmental Entity (i.e.: any measure other than one principally affecting companies carrying on a business the same as or similar to the Cables Business) as well as catastrophic events not readily determinable in economic terms) which occurs prior to Closing and has prior to Closing or will have after Closing a material adverse effect on the business, operations, or financial condition of the Cables Business, taken as a whole.

         "MATERIAL CONTRACTS" has the meaning set forth in Section 6.15.1.

         "MATERIAL CONTRIBUTED INTELLECTUAL PROPERTY" has the meaning set forth in Section 6.13.10(v).

         "MATERIAL LICENSED INTELLECTUAL PROPERTY" has the meaning set forth in
Section 6.13.10(iii).

         "MOVABLE PROPERTY" has the meaning set forth in Section 6.12.1.

         "NET EQUITY" has the meaning set forth in Section 4.1.2.

         "NOTICE PERIOD" has the meaning set forth in Section 11.6.1(a).

         "PAYROLL BENEFITS" has the meaning set forth in Section 9.2.

         "PERMITS" means all consents, licenses, permits or authorizations granted or required for the conduct of the Cables Business.

         "PERMITTED LIENS" means encumbrances for current taxes or assessments, not delinquent, clause de reserve de propriete, and all encumbrances arising and continuing in the ordinary course of business, for obligations which are not delinquent, and which do not materially affect the value of the assets of the Cables Business or the Subsidiary, as the case may be.

         "PERMITTED REAL PROPERTY ENCUMBRANCES" means any Permitted Lien related to any real property and any easement, right of use or other third party adverse right which does not materially affect the conduct of the Cables Business as conducted as of the date hereof.

         "PERSON" means any natural person, partnership, corporation, limited liability company,

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

business trust, joint stock company, unincorporated association, joint venture, Governmental Entity or other entity or organization.

         "POST-CLOSING TAXES" has the meaning set forth in Section 9.1.1.

         "PRE-CLOSING TAXES" has the meaning set forth in Section 9.1.1.

         "PROCEEDING" has the meaning set forth in Section 9.1.5.

         "PRODUCTS" has the meaning set forth in the Recitals.

         "PURCHASER GROUP" shall mean the Purchaser and each of its Affiliated Companies specifically operating in the field of the Cables Business (including the Subsidiary after Closing).

         "PURCHASER LOSSES" shall mean the General Indemnification Losses and the Environmental Losses.

         "PURCHASER" means GRUPO GENERAL CABLE SISTEMAS, S.A.

         "REAL PROPERTY ENCUMBRANCES" has the meaning set forth in Section 6.11.1(a).

         "RECEIVABLE LOSSES" has the meaning set forth in Section 11.2.3.

         "REVIEW PERIOD" has the meaning set forth in Section 4.3.2.

         "RULES" has the meaning set forth in Section 14.12.2.

         "SAFRAN" has the meaning set forth in the preamble.

         "SELLER" means SAGEM Communication.

         "SELLER LOSSES" has the meaning set forth in Section 11.5(ii).

         "SHARES" has the meaning set forth in the Recitals.

         "SUBSIDIARY" has the meaning set forth in the Recitals.

         "SUBSIDIARY" means the French Subsidiary described in SCHEDULE 2.1.

         "TAX CLAIMS" means any and all actions, suits, claims or legal administrative, arbitration, governmental or other proceeding or investigations in connection with Pre-Closing Taxes imposed upon the Purchaser Group.

         "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
         "TAXES" shall mean any taxes and more generally any mandatory levies (including their principal amount and, as the case may be, penalties, surcharges and interest thereon). Taxes include, without limitation, (i) corporation taxes, equalization taxes on dividend distributions, withholding taxes, Value Added Tax (V.A.T.), excise taxes, property taxes, business taxes, custom duties, transfer and contribution taxes, stamp duty, registration taxes and any taxes based on salaries, (ii) any liability of the Cables Business or the Subsidiary, determined on the basis of any Tax or by reference to any taxable basis, (iii) any Tax due by a person other than the Cables Business or the Subsidiary and for which the Cables Business or the Subsidiary would be liable, in particular as a result of any joint and

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several obligation with such person, any obligation to hold harmless and indemnify such person, any obligation to bear the Taxes of such person (in particular as a result of a tax consolidation or any similar agreement); Taxes shall also include social charges, which shall mean any social security contributions and any other charges and liabilities relating to employment including contributions relating to unemployment, medical costs, disability, death and retirement.

         SELLER'S KNOWLEDGE refers to actual knowledge of the Key Employees after having made due enquiries with their staff and after having also consulted appropriate information and documentation and to the actual knowledge of Herve Philippe and Gregoire Olivier and for Herve Philippe after having made due inquiries with the Key Employees such Key Employees having made due enquiries with their staff and after having also consulted appropriate information and documentation..

         "THIRD PARTY CLAIM" has the meaning set forth in Section 11.6.1.

         "THIRD PARTY" means any Person other than the parties hereto and their respective Affiliates.

         "TRANSACTION" means all the transactions provided for or contemplated in this Agreement, the Contribution Agreement and the Ancillary Agreements.

         "TRANSFERRED EMPLOYEES" has the meaning set forth in Section 6.24.1.

         "UNCOLLECTED RECEIVABLES" has the meaning set forth in Section 8.2.1.

         "SUBSIDIES" means any grants made to the Cables Business by a French Governmental Entity for purposes of sustaining research by the Cables Business.

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